As filed with the Securities and Exchange Commission on January 31, 2007
Registration No.   333-140008

_____________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
Amendment No. 2 to
Form SB-2
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GOLD RESOURCE CORPORATION
(Name of small business issuer in its charter)
______________________________

Colorado	1041	84-1473173
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

222 Milwaukee Street, Suite 301, Denver, Colorado 80206
(303) 320-7708
(Address and telephone number of principal executive offices)

222 Milwaukee Street, Suite 301, Denver, Colorado 80206
(Address of principal place of business or intended place of business)

William W. Reid, President
Gold Resource Corporation
222 Milwaukee Street, Denver, Colorado 80206
(303) 320-7708
(Name, address and telephone number of agent for service)

With a copy to:
David J. Babiarz, Esq.
Jessica M. Browne, Esq.
Dufford & Brown, P.C.
1700 Broadway, Suite 2100
Denver, Colorado 80290-2101
(303) 861-8013

Approximate date of commencement of proposed sale to public:
As soon as practical after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum amount to be registered (1)	Proposed maximum offering price per unit (2)	Amount of aggregate offering price	Total registration fee
Common Stock, $0.001 par value to be offered by the selling shareholders	5,859,700	$ 1.42	$ 8,320,774	$ 890.32
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(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, includes an indeterminate number of additional shares to prevent dilution in the event of stock splits, stock dividends or similar events.
(2) Estimated in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the closing bid and asked prices of the common stock on January 9, 2007.
_____________________________________________________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 31, 2007

PROSPECTUS

GOLD RESOURCE CORPORATION
_________________________

5,859,700 Shares
of Common Stock
Offered by
Selling Shareholders

The selling shareholders identified in this prospectus are offering 5,859,700 shares of our common stock. Of the shares of common stock offered by the selling shareholders, 4,322,000 shares were sold in a private placement completed on December 7, 2006 (“Private Placement”). A total of 257,700 shares of common stock offered by the selling shareholders were issued to certain selling shareholders as a finder’s fee in connection with the Private Placement. The remaining shares are comprised of 280,000 shares issued as compensation to consultants of the company to whom we granted “piggy-back” registration rights in connection with those shares and 1,000,000 shares previously issued to William Reid, our Chairman, President and Chief Executive Officer, as “founder’s shares.” All of these shares of common stock are being offered by the selling shareholders named in this prospectus, or their transferees, pledgees, donees or successors in interest. The selling shareholders will receive all of the proceeds from the sale of the shares of the common stock being offered by this prospectus.

The selling shareholders may sell the shares of common stock being offered by them from time to time in the over the counter market, on one or more stock exchanges, in market transactions, in negotiated transactions or otherwise, and at prices and at terms that will be determined by the then-prevailing market price for the shares of our common stock or at negotiated prices directly or through broker-dealers, who may act as agent or as principal, or by a combination of such methods of sale. For additional information on the methods of sale, you should refer to the section entitled “PLAN OF DISTRIBUTION” on page 35.

Our common stock currently trades over the counter and is quoted on the Bulletin Board maintained by the National Association of Securities Dealers, Inc. (“OTCBB”) under the symbol “GORO.” On January 30, 2007, the closing price of our common stock was $ 1.84.

Investing in our common stock involves risks that are described in the "RISK FACTORS" section beginning on page 3 of this prospectus.
___________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2007

Additional Information

This prospectus contains descriptions of certain contracts, agreements or other documents affecting our business. These descriptions are not necessarily complete. For the complete text of these documents, you can refer to the exhibits filed with, or incorporated by reference into, the registration statement of which this prospectus is a part. (See "WHERE YOU CAN FIND MORE INFORMATION").

You should rely only on the information contained in this prospectus, or to which we have referred you. We have not authorized anyone to provide you with information other than as contained or referred to in this prospectus. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

Special Note Regarding Forward-Looking Statements

       Please see the note under "RISK FACTORS" for a description of special factors potentially affecting forward-looking statements included in this prospectus.

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before investing in our stock. You should read the entire prospectus carefully, including the sections entitled “RISK FACTORS” and “FINANCIAL STATEMENTS.”

As used in this prospectus, unless the context requires otherwise, the terms “Gold Resource,” “we,” “our” or “us” refer to Gold Resource Corporation and where the context requires, our consolidated subsidiaries.

Our Company

We are an exploration stage company organized in Colorado on August 24, 1998 to search for gold and silver. We currently have an interest in two properties located in Mexico, one known as the El Aguila project and one known as the El Rey project. In October 2002, we leased some mineral claims in the State of Oaxaca, Mexico, designated the El Aguila project. These claims cover approximately 1,896 hectares (4,685 acres)(1) and are located in the historic San Jose de Gracia mining district in the State of Oaxaca. The El Aguila project is an exploration property in which we lease a 100% interest. Since acquiring that interest, we have drilled approximately 6,700 meters (21,981 feet) of test holes in one section of the property and have encountered gold and silver mineralized material. We are continuing our exploration efforts on this property.

In 2005, we obtained some additional mineral claims in the Mexican State of Oaxaca which we call the El Rey project. The El Rey project is an exploration stage property in which we acquired mineral claims by filing mineral concessions with the Mexican government. We have conducted very limited exploration of this property to date.

We are an exploration stage company, and there is no assurance that a commercially viable mineral deposit exists on either of our properties. Additional exploration will be required before a final evaluation as to the economic feasibility is determined. There is no assurance that we will be successful in obtaining enough capital to complete necessary exploration, evaluation and feasibility studies.

Recent Events

On December 7, 2006, we completed a private placement of 4,322,000 shares of our common stock for $1.20 per share (“Private Placement”), from which we received $4,928,700 in net proceeds. In connection with the Private Placement, we paid an aggregate finder’s fee comprised of cash of $257,700 and 257,700 shares of our common stock to certain of the selling shareholders named in this prospectus who acted as finders for our company. At the time we paid the finder’s fee, the finders had no prior relationship with our company. See“MANAGEMENT’S DISCUSSION AND ANALYSIS” for additional information regarding this offering.

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(1)  Please see the Glossary appearing at the end of the section titled "BUSINESS AND PROPERTIES" for a description of certain terms used in this prospectus, including conversion of metric units.
___________________

On August 14, 2006, we completed our initial public offering (“IPO”), from which we received net proceeds of $4,351,200. The proceeds we received enabled us to begin the third stage of our exploration program at the El Aguila project. In October 2006, we signed a contract for a minimum of 3,333 meters (10,935 feet) of additional core drilling which commenced in November 2006, and expect to contract for additional drilling of up to 10,000 meters (32,808 feet) in 2007.

Our operations in Mexico are conducted through our wholly-owned Mexican subsidiaries, Don David Gold, S.A. de C.V. and Golden Trump S.A. de C.V. All references to us or our company in this prospectus include our subsidiaries.

Our principal executive offices are located at 222 Milwaukee Street, Suite 301, Denver, Colorado 80206, and our telephone number is (303) 320-7708.

The Offering

Common Stock outstanding before and after the Offering	28,139,552 shares(1)(2)(3)

Common Stock offered by the selling shareholders	5,859,700

Use of Proceeds	None

Stock Symbol	“GORO” on the OTCBB
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(1) Adjusted to reflect a two for one stock split effective February 21, 2005. All references in this prospectus have been adjusted to reflect the results of that split.
(2) Excludes 2,550,000 shares of common stock underlying options which are presently exercisable.
(3) Includes shares to be offered by the selling shareholders.
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Risk Factors

An investment in our common stock is subject to a number of risks. Risk factors relating to our company include a history of operating losses, lack of proven or probable reserves, location of our properties in a foreign country and dependence on key personnel. Risk factors relating to our common stock include our limited trading market, lack of dividends and volatility of our stock price. See “RISK FACTORS” for a full discussion of these and other risks.

Summary Financial Data

The following tables present certain selected historical consolidated financial data about our company. Historical consolidated financial information as of and for the years ended December 31, 2005 and 2004 has been derived from our consolidated financial statements, which have been audited by Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm. Historical consolidated financial information as of and for the nine months ended September 30, 2006 and 2005 have been derived from our unaudited consolidated financial statements.

All amounts included in these tables and elsewhere in this prospectus are stated in United States dollars. You should read the data set forth below in conjunction with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION," our financial statements and related notes included elsewhere in this prospectus.

	Balance Sheet Data
	September 30,	December 31,
	2006	2005
	(unaudited)
Cash and Cash Equivalents	$3,298,609	$176,182
Total Assets	3,342,279	246,980
Current Liabilities	290,519	33,607
Total Liabilities	290,519	33,607
Shareholders’ Equity	3,051,760	213,373

	Operating Data
	Nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004
	(unaudited)
Other Revenue	$7,954	$3,311	$6,174	$113
General and Administrative Expenses	781,090	103,142	286,219	27,732
Stock Compensation	516,350	87,500	87,500	500,000
Property Acquisition Related Costs	100,000	95,796	103,548	68,591
Exploration Costs	361,735	393,783	739,570	257,383
Net Comprehensive (Loss)	(1,764,163)	(680,662)	(1,217,711)	(853,666)
Net (Loss) per Share	$(0.09)	$(0.04)	$(0.08)	$(0.08)

RISK FACTORS

Investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth below. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer.

Risks Relating to Our Company

Since we are a new business with no operating history, investors have no basis to evaluate our ability to operate profitably. We were organized in 1998 but have had no revenue from operations since our inception. Our activities to date have been limited to organizational efforts, raising financing, acquiring mining properties and conducting limited exploration. We face all of the risks commonly encountered by other new businesses, including the lack of an established operating history, need for additional capital and personnel, and intense competition. There is no assurance that our business plan will be successful.

The report of our independent accountants on our financial statements for the year ended December 31, 2005 includes a "going concern" qualification, meaning that there is substantial doubt about our ability to continue in operation. The report cited the following factors in support of our accountant's conclusion: (i) the substantial losses we incurred for the years ended December 31, 2005 and 2004; (ii) our lack of operating revenue; and (iii) our dependence on sale of equity securities and receipt of capital from outside sources to continue in operation. From inception to September 30, 2006, we have accumulated a loss of $5,673,478. If we are unable to obtain additional financing or eventually produce revenue, we may be forced to sell our assets, curtail or cease operations. In any event, investors in our common stock could lose all or part of their investment. (See "FINANCIAL STATEMENTS").

The probability of an individual prospect having reserves is extremely remote. Therefore, in all likelihood, our properties do not contain any reserves, and any funds spent by us on exploration will probably be lost. A “reserve,” as defined by regulation of the Securities and Exchange Commission (“SEC”), is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Statistically, most mineral prospects do not contain reserves which can be economically extracted. For this reason, it is unlikely that our properties contain any reserves. The funds we have spent on exploration, as well as funds which we might spend in the future, will probably be lost.

We are dependent upon receipt of additional working capital to fund our business plan. We may require additional capital for exploration of one or both of our existing properties, or acquisition of additional properties. If our exploration program proves successful, we will require significant additional capital to fund development of the El Aguila project and to construct a mill in order to place it into production. In addition, we will require additional working capital to fund operations pending sale of any gold or other precious metals. We completed our IPO on August 17, 2006 for net proceeds of $4,351,200 and a private placement on December 7, 2006 for net proceeds of $4,928,700. Of the proceeds received, approximately $532,800 has been spent on exploration as of December 31, 2006, and a total of $4 million is allocated for future exploration costs. Depending on the results of our exploration program, we may need to obtain additional financing from outside sources within the next 12 months in order to continue to fund our business needs.

We have no proved or probable reserves, meaning there is no assurance that we can economically produce gold or other precious minerals from our properties. In order to demonstrate the availability of proved or probable reserves, it will first be necessary for us to continue exploration to demonstrate the availability of sufficient mineralized material. Exploration is inherently risky, with few properties ultimately proving economically successful. If our exploration efforts are successful, it will then be necessary for us to engage an outside engineering firm to assess geological and other data and develop an economic model demonstrating commercial feasibility of the property. This feasibility study will require significant additional time and investment. There is no assurance that we can economically produce gold or other precious metals from our properties.

At the present time, we are totally dependent upon production of gold or other precious metals from two properties, raising the risk if either or both of those properties should prove unproductive. Since we have never produced gold or other precious metals from either of our properties, and since we have no proved or probable reserves, there is no assurance that gold or other precious metals can be economically produced under existing and future costs and expenses. If we are unable to economically produce gold from either or both of these properties, we would be forced to identify and invest substantial sums in one or more additional properties, and there is no assurance that such properties would be available on terms favorable to us.

Our properties are located in Mexico and are subject to changes in political conditions and regulations in that country. Our existing properties are located in Mexico. In the past, Mexico has been subject to political instability, changes and uncertainties which may cause changes to existing government regulations affecting mineral exploration and mining activities. Civil or political unrest could disrupt our operations at any time. Our mineral exploration and mining activities in Mexico may be adversely affected in varying degrees by changing governmental regulations relating to the mining industry or shifts in political conditions that increase the costs related to our activities or maintaining our properties. Finally, Mexico's status as a developing country may make it more difficult for us to obtain required financing for our project.

Our business operations may be adversely affected by social and political unrest in Oaxaca. The property which we are currently exploring for mineralization is located in the State of Oaxaca, Mexico. Oaxaca City, the capital of the State of Oaxaca, recently experienced a period of social and political unrest. Certain civilian groups seeking political reform staged protests and demonstrations in various locations in Oaxaca City, including schools, government offices and major roadways. Although our property is roughly a 90 minute drive from Oaxaca City and the civil disturbances appear to have dissipated, these events may still negatively impact our business operations if Oaxaca experiences another such event. Our exploration program may be interrupted if we are unable to hire qualified personnel or if we are denied access to the site where our property is located. We may also be required to make additional expenditures to provide increased security in order to protect property or personnel located at our exploration site. Significant delays in exploration or increases in expenditures will likely have a material adverse affect on our financial condition and results of operations.

Our ability to continue exploration and extract any minerals that we discover are subject to payment of concession fees and if we fail to make these payments, we may lose our interest in the properties. Mining concessions in Mexico are subject to payment of concession fees to the federal government or lease payments to the owner of the concessions. The payments are based on the size of the property we are exploring. Our failure or inability to pay the concession fees to the government may cause us to lose our interest in one or both of our properties.

Our primary exploration target is subject to a lease in favor of a third party which provides for royalties on production. We lease our El Aguila property from a third party. Our lease for the El Aguila project is subject to a net smelter return royalty of 4% where production is sold in the form of gold/silver doré and 5% where production is sold in concentrate form. The requirement to pay royalties to the owner of the lease at our El Aguila property will reduce our profitability if we commence commercial production of gold or other precious metals.

Our ability to develop our property, even if warranted by exploration results, is subject to the rights of the Ejido (local inhabitants) to surface use for agricultural purposes. If we are successful in discovering sufficient amounts of mineralized material to warrant production, our ability to mine minerals is subject to making satisfactory arrangements with the Ejido for access and surface disturbances. Ejidos are groups of local inhabitants who were granted rights to conduct agricultural activities on the property. We must negotiate a satisfactory arrangement with these inhabitants in order to disturb or discontinue their rights to farm. Our inability to successfully negotiate such agreements could impair or impede our ability to successfully mine the properties.

The volatility of the price of gold could adversely affect our future operations and, if warranted, our ability to develop our properties. The commercial feasibility of our properties and our ability to raise funding to conduct continued exploration and development if warranted, is dependent on the price of gold and other precious metals. The price of gold may also have a significant influence on the market price of our common stock and the value of our properties. Our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before the first revenue from production would be received. A decrease in the price of gold may prevent our property from being economically mined or result in the writeoff of assets whose value is impaired as a result of lower gold prices. The price of gold is affected by numerous factors beyond our control, including inflation, fluctuation of the United States Dollar and foreign currencies, global and regional demand, the sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last five years, the average annual market price of gold has fluctuated between $310 per ounce and $604 per ounce, as shown in the table below. Although it is possible for us to protect some price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk, which no amount of planning or technical expertise can eliminate.

2002	2003	2004	2005	2006
$310	$364	$406	$445	$ 604

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete. Competition in the mining industry for desirable properties, investment capital and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are an insignificant participant in the gold mining industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital to fully explore and if warranted, develop our properties and unable to acquire other desirable properties.

An adequate supply of water may not be available to complete desired development of our property. If we make a discovery sufficient to warrant putting our property into production, we will require additional amounts of water for our operations. We would be required to pump water from the Totolapan River to any facility we may construct on our property. Water rights are owned by the Mexican nation and are administered by a Mexican government agency. This agency has granted water concessions to private parties throughout the area defined as the Oaxaca Hydrologic Basin, however there is no assurance that we will be granted such concessions. Accordingly, we may not have access to the amount of water needed to operate a mine at the property.

Since most of our expenses are paid in Mexican pesos, and we anticipate selling any production from our properties in United States dollars, we are subject to adverse changes in currency values that will be difficult to prevent. Our operations in the future could be affected by changes in the value of the Mexican peso against the United States dollar. At the present time, since we have no production, we have no plans or policies to utilize forward sales contracts or currency options to minimize this exposure. If and when these measures are implemented, there is no assurance they will be cost effective or be able to fully offset the effect of any currency fluctuations.

Our activities in Mexico are subject to significant environmental regulations, which could raise the cost of doing business. Mining operations are subject to environmental regulation by SEMARNAT, the environmental protection agency of Mexico. Regulations require that an environmental impact statement, known in Mexico as a Manifiestacion de Impacto Ambiental, be prepared by a third party contractor for submission to SEMARNAT. Studies required to support this impact statement include a detailed analysis of many subject areas, including soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. We may also be required to submit proof of local community support for a project to obtain final approval. Significant environmental legislation exists in Mexico, including fines and penalties for spills, release of emissions into the air, seepage and other environmental damage.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses. Exploration for minerals is highly speculative and involves greater risk than many other businesses. Our operations are subject to all of the operating hazards and risks normally incident to exploring for mineral properties, such as, but not limited to:

•	encountering unusual or unexpected formations;
•	environmental pollution;
•	personal injury, flooding and landslides;
•	variations in grades of ore;
•	labor disputes; and
•	decrease in reserves due to a lower gold price.

We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a writedown on our investment in such property interest. All of these factors may result in losses in relation to amounts spent which are not recoverable.

We depend upon a limited number of personnel and the loss of any of these individuals could adversely affect our business. If any of our current employees or our principal consultant in Mexico were to die, become disabled or leave the company, we would be forced to identify and retain individuals to replace them. Messrs. William, David and Jason Reid are our only employees at this time. Jose Perez Reynoso is our consultant in Mexico who oversees our properties and operations. There is no assurance that we can find suitable individuals to replace them or to add to our employee base if that becomes necessary. We are entirely dependent on these individuals as our only personnel at this time. We have no life insurance on any individual at this time, and we may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

In the event of a dispute regarding title to our property or any facet of our operations, it will likely be necessary for us to resolve the dispute in Mexico, where we would be faced with unfamiliar laws and procedures. The resolution of disputes in foreign countries can be costly and time consuming, similar to the situation in the United States. However, in a foreign country, we face the additional burden of understanding unfamiliar laws and procedures. We may not be entitled to a jury trial, as we might be in the United States. Further, to litigate in any foreign country, we would be faced with the necessity of hiring lawyers and other professionals who are familiar with the foreign laws. For these reasons, we may incur unforeseen losses if we are forced to resolve a dispute in Mexico or any other foreign country.

While we believe we have adequate internal controls over financial reporting, we will be required to evaluate our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have a material adverse effect on the price of our common stock. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we expect that we will be required to furnish a report by our management on internal controls for the fiscal year ending December 2007. Such a report must contain, among other matters, an assessment of the effectiveness of our internal controls over financial reporting, including a statement as to whether or not our internal controls are effective. This assessment must include disclosure of any material weaknesses in our internal controls over financial reporting identified by our management. Such a report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal controls. While we believe our internal controls over financial reporting are effective, we are still constructing the system, processing documentation and performing the evaluations needed to comply with Section 404, which is both costly and challenging. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. If we are unable to assert that our internal controls over financial reporting are effective, or if we disclose significant deficiencies or material weaknesses in our internal controls, investors could lose confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on our stock price.

The laws of the State of Colorado and our Articles of Incorporation may protect our directors from certain types of lawsuits. The laws of the State of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company. Our Articles of Incorporation permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. (See “MANAGEMENT-Indemnification and Limitation on Liability of Directors”).

Risks Related to Our Common Stock

The sale of a substantial number of shares of our common stock may cause the price of our common stock to decline. In addition to the 5,859,700 shares of common stock that may be offered by the selling shareholders from time to time under this prospectus, we filed a registration statement with the SEC that was declared effective on May 15, 2006 to qualify the resale of approximately 8,900,000 shares of common stock from time to time and recently completed our IPO during which we sold 4,600,000 shares. Additionally, a significant number of shares of our common stock are currently eligible for sale under Rule 144. Under Rule 144, and under certain circumstances, an owner is permitted to sell every three months the greater of: (i) 1% of the amount of our outstanding common stock, or (ii) the average weekly trading volume of our common stock for the four weeks preceding the sale. It is likely that market sales of large amounts of common stock (or the potential for those sales even if they do not actually occur) may cause the market price of our common stock to decline, which may make it difficult to sell our common stock in the future at a time and price which we deem reasonable or appropriate and may also cause you to lose all or a part of your investment. (See “SHARES ELIGIBLE FOR FUTURE SALE”).

Since there is presently a limited trading market for our common stock, purchasers of our common stock may have difficulty selling their shares, should they desire to do so. Due to a number of factors, including the lack of listing of our common stock on a national securities exchange, the trading volume in our common stock is limited. Since we were approved for trading on the OTCBB on September 14, 2006, our trading volume has averaged approximately 58,900 shares per day. As a result, the sale of a significant amount of common stock by the selling shareholders may depress the price of our common stock and you may lose all or a portion of your investment.

A small number of existing shareholders own a significant amount of our common stock, which could limit your ability to influence the outcome of any shareholder vote. Our executive officers and directors beneficially own approximately 33.7% of our common stock as of the date of this prospectus. Under our Articles of Incorporation and Colorado law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action. As a result, these individuals will be able to influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions. We have no existing agreements or plans for mergers or other corporate transactions that would require a shareholder vote at this time. However, shareholders should be aware that they may have limited ability to influence the outcome of any vote in the future. (See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”).

Since our common stock is not presently quoted on Nasdaq or listed on a national securities exchange, trading in our shares will likely be subject to rules governing "penny stocks," which will impair trading activity in our shares. Our common stock may be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. Those disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized disclosure document required by the SEC. These rules also require a cooling off period before the transaction can be finalized. These requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. (See "MARKET INFORMATION").

A contract right allowing one of our largest shareholders the first opportunity to purchase any common stock offered by us in the future may result in a change in control. Under the terms of an agreement entered into with one of our largest shareholders, we are obligated to offer this entity the first right to purchase our common stock in any future offering until August 2008. The holder of this right is Heemskirk Consolidated Limited. If Heemskirk exercises this right in connection with any future offering of our common stock, the percentage interest in our company owned by it could increase. This may result in a change in control and could allow Heemskirk the ability to influence the management or policies of our company. For example, if Heemskirk acquires enough stock to become the holder of a majority of our outstanding voting stock, it could elect the entire Board of Directors. Even if it does not acquire an absolute majority of our stock but increases its voting interest in the company, it could wage a proxy battle and influence who our Board of Directors nominates as directors in the future. These and other events could have the effect of changing the way that our company is operated.

  Our stock price may be volatile and as a result you could lose all or part of your investment. In addition to volatility associated with over the counter securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	Changes in the worldwide price for gold;
•	Disappointing results from our exploration efforts;
•	Failure to meet our revenue or profit goals or operating budget;
•	Decline in demand for our common stock;
•	Downward revisions in securities analysts' estimates or changes in general market conditions;
•	Technological innovations by competitors or in competing technologies;
•	Investor perception of our industry or our prospects; and
•	General economic trends

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price.

Issuances of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock. We have the authority to issue up to 60,000,000 shares of common stock, 5,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Because our common stock is not currently quoted in Nasdaq or listed on an exchange, we are not required to solicit shareholder approval prior to issuing large blocks of our stock. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval. Because we believe that trading in our common stock will initially be limited, the issuance of our stock may have a disproportionately large impact on its price compared to larger companies.

We have never paid dividends on our common stock and we do not anticipate paying any in the foreseeable future. We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends for the foreseeable future. Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations. Further, our initial earnings, if any, will likely be retained to finance our operations. Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors, and will be at the discretion of our Board of Directors. (See “MARKET INFORMATION”).

Forward-Looking Statements

This prospectus contains or incorporates by reference forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our future business plans and strategies, the proposed exploration and development of our property, the receipt of working capital, future revenues and other statements that are not historical in nature. In this prospectus, forward-looking statements are often identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements reflect our current beliefs, expectations and opinions with respect to future events, and involve future risks and uncertainties which could cause actual results to differ materially from those expressed or implied.

In addition to the specific factors identified under “RISK FACTORS” above, other uncertainties that could affect the accuracy of forward-looking statements include:

• decisions of foreign countries and banks within those countries;
• technological changes in the mining industry;
• our costs;
• the level of demand for our products;
• changes in our business strategy;
• interpretation of drill hole results and the geology, grade and continuity of mineralization;
• the uncertainty of reserve estimates and timing of development expenditures; and
• commodity price fluctuations.

This list, together with the factors identified under “RISK FACTORS,” is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations and opinions only as of the date of this prospectus. We do not intend to update these forward looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

BUSINESS AND PROPERTIES

Our History

We were organized under the laws of the State of Colorado in 1998 to engage in the exploration of mining properties. From inception to 2000, we were essentially dormant. In July 2000, we entered into a management agreement with U.S. Gold Corporation, an entity engaged in the exploration and mining business, with shares traded on the American Stock Exchange. At that time, our officers, directors and principal shareholders were also officers and directors of U.S. Gold. The arrangement with U.S. Gold was designed to supplement the management services available to us while allowing that entity to participate in our business as an equity owner. We issued U.S. Gold a total of 2,560,000 shares of common stock for services rendered under the original management agreement through December 31, 2001.

Effective January 1, 2002, the management agreement was amended to provide for cash compensation to U.S. Gold. As amended, the agreement provided us the following services from U.S. Gold:

• Executive management, in the form of services provided by executive officers of U.S. Gold, including William Reid, David Reid and William Pass;
• Office services, in the form of non-exclusive access to office facilities and equipment;
• Consulting services, in the form of advice regarding potential agreements with third parties and the preparation of draft agreements on behalf of our company;
• Financial consulting, in the form of advice regarding potential contacts for financing and structure of that financing; and
• Other administrative services.

We agreed to pay U.S. Gold a monthly fee of $30,000 during the term of that agreement. Prior to termination of that agreement on December 31, 2002, we became indebted to U.S. Gold in the amount of $330,000. In 2005, we satisfied the remaining obligation of $330,000 by paying U.S. Gold $10,000 in cash and issuing 1,280,000 shares of our common stock, valued at a fair market value of $0.25 per share.

In July 2005, the employment agreements of Messrs. William Reid, David Reid and William Pass with U.S. Gold were terminated in connection with a change in control of that company. In partial payment for the obligations of U.S. Gold under those agreements, U.S. Gold transferred our common stock to the three individuals and no longer owns an interest in our company. The following table depicts the amount of our stock assigned to the three individuals and the value of that stock, as determined and reported by U.S. Gold:

Name of Officer	Share Distribution (# of shares)	Assigned Value
William W. Reid	2,439,606	$287,874
David C. Reid	1,565,539	184,734
William F. Pass	1,186,207	139,972

In August 2001, we leased our first property, known as the Zimapan project, located in the State of Hidalgo, Mexico. After drilling approximately 1,800 meters (5,905 feet) of test holes, we abandoned that property. In connection with the acquisition of the lease and our exploration activities on the Zimapan property, we spent approximately $294,000.

In August 2006, we completed our IPO and received net proceeds of $4,351,200 and in December 2006, we completed the Private Placement of our common stock for net proceeds of $4,928,700. We expect to use $4 million of the proceeds from the offerings for exploration purposes. In October 2006, we contracted with Servicios de Perforacion Insemin S.A. de C.V., a Mexican subsidiary of R&R Incorporated and commenced the third stage of our drilling program at the El Aguila project. We have initially contracted for a minimum of 3,333 meters (10,935 feet) of core drilling and believe the program will ultimately cover 10,000 meters (32,808 feet). We will be testing geological targets including areas which we believe have yielded favorable results during a recent geochemical survey. The drilling program is expected to be complete in May 2007.

Our Properties

We currently have an interest in two properties, the El Aguila project and the El Rey project. We lease the El Aguila property from an individual who serves as our consultant in Mexico and we own mining concessions in the El Rey property. Both of these properties are in the exploration stage and have no proven or probable reserves.

The El Aguila Project

Background. Effective October 14, 2002, we leased a prospective gold/silver property comprised of three concessions, El Aguila, El Aire and La Tehuana, from Jose Perez Reynoso, a consultant to our company. The lease agreement is subject to a 4% net smelter return royalty where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form. We have made periodic advance royalty payments under the lease totaling $260,000 and no further advance royalty payments are due.

Under Mexican mining laws, rights to minerals are obtained by filing concessions and fees are paid to the federal government for the privilege of holding these concessions. The fees are based on the size of the concession, calculated at the rate of approximately $4 per hectare every six months, based on the exchange rate at January 30, 2007. Based on the size of our concessions at the El Aguila project, this amounts to approximately $7,600 every six months.

The table below summarizes the concessions that we have leased and that give us the right to explore and mine the properties and the ensuing map shows their general location. The mineral concessions making up the El Aguila project are located within the San Pedro Totolapam Ejido.

Concession	Type	Expediente/ Titulo No.	Hectares	Acres

El Aire	Exploitation	158272	72.00	177.92
El Aguila	Exploitation	222844	899.00	2,221.47
La Tehuana	Exploration	210029	925.00	2,285.72
		Total	1,896.00	4,685.11

Location Map for the El Aguila and El Rey Projects

LOCATION MAP

OAXACA
El Rey
El Aguila
Puebla
Veracruz
Gulf of Mexico
Oaxaca
Gulf of Tehuantepec
Gulf of Mexico
Pacific Ocean
Mexico City
Oaxaca State
0
15
Kilometers
MONTE ALBAN
TLALIXTAC DE CABRERA
STA. MARÍA DEL TULE
DÍAZ ORDAZ
MESA LLANO LARGO
SAN PABLO VILLA DE MITLA
SAN LORENZO ALBARRADAS
SAN JUAN DEL RIO
C. EL TECOLOTE
SAN DIONISIO OCOTLÁN
SAN BALTASAR CHICHICAPAN
SAN JERÓNIMO TAVICHE
YAXE
ÁREA CENTRAL
BARRANCA LOS CALABOZOS
SAN PEDRO TOTOLAPAN
SAN PEDRO TAVICHE
SAN JUAN LACHIGALLA
C. LA MOJONERA
SANTIAGO MATATLÁN
SAN MIGUEL EJUTLA
N
0
1
2
Kilometers
LA REYNA
EL REY
EL VIRREY
Access Road
La Tehuana
Mex 190
Access Road
El Aguila
El Aire

EL REY

EL AGUILA

Location and Access. The El Aguila project is located in the Sierra Madre del Sur of southern Mexico, in the central part of the State of Oaxaca. Access to the property is by way of the Pan American Highway (Highway # 190), approximately 120 kilometers (75 miles) southeast of Oaxaca City, the state’s capital city. At the village of San Jose de Gracia, a gravel road goes approximately four kilometers northwest to the property.

The climate of the El Aguila area is dry and warm to very warm with most rainfall occurring in the summer and annual precipitation averaging only 423.7 mm (17 inches). The average yearly temperature is 26.6 degrees centigrade (80° F). The area is very rocky with scarce vegetation. Subsistence farming occurs and the main agricultural crop is agave cactus that is cultivated for the production of mescal.

Exploration Activities. The early history of activity at the El Aguila property, as known by us, is prospecting and limited mining for gold and silver from the early 1900's to the mid 1960's. In 1998, Mr. Perez Reynoso acquired the concessions and leased them to Apex Silver Corporation of Denver, Colorado. Apex carried out an exploration program involving geologic mapping, surface sampling and an 11-hole drilling program (1,242 meters, or 4,074 feet). The results did not meet Apex's expectations so it dropped the lease on the property in 2002. We leased the property from Mr. Perez Reynoso in October of 2002.

In August 2003, we entered into an exploration agreement with Canyon Resources Corporation pertaining to our interest in the El Aguila property whereby Canyon loaned us $500,000 for exploration costs, and subsequently converted its note into 1,200,000 shares of our common stock in 2004. The drilling program was completed in 2004 and included approximately 3,900 meters (12,795 feet) of drilling in 69 holes focused on one target area of the property. This exploration drilling encountered some gold intercepts which required additional exploratory drilling in order to fully evaluate. Through September 30, 2006, we have spent or incurred approximately $1,811,000 in acquisition, exploration and related costs for the El Aguila project, of which approximately $462,000 was spent during the first nine months of 2006.

We have carried out exploration on the project that has included geologic mapping, surface sampling, geochemical sampling and two rounds of exploratory drilling. We expect to undertake a geophysical survey and a feasibility study in the near future. We recently commended a third round of exploratory drilling for up to 10,000 meters (32,800 feet) of core drilling which is expected to last until spring 2007. We have contracted for an additional drill rig in the hopes of accelerating our current exploration program. The results of the drilling programs completed thus far have resulted in some gold and silver intercepts which are listed in the table below.

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EL AGUILA PROJECT SELECTED DRILL HOLE INTERCEPTS

Hole No.	Drill Type	Interval Starting At	Interval Starting At	Interval Length	Interval Length	Gold	Gold	Silver	Silver
		(Meters)	(Feet)	(Meters)	(Feet)	g/t	oz./ton	g/t	oz./ton

301	RC	40	131.2	16	52.5	6.56	0.19	23	0.67
302	RC	30	98.4	6	19.7	16.65	0.49	112	3.27
303	RC	22	72.2	6	19.7	18.79	0.55	133	3.88
306	RC	4	13.1	4	13.1	14.58	0.43	74	2.16
and		24	78.7	6	19.7	8.99	0.26	76	2.22
307	RC	18	59.0	4	13.1	3.91	0.11	84	2.45
and		26	85.3	2	6.6	3.69	0.11	70	2.04
309	RC	56	183.7	2	6.6	3.79	0.11	37	1.08
311	RC	16	52.5	2	6.6	4.53	0.13	25	0.73
314	RC	6	19.7	2	6.6	6.89	0.20	69	2.01
326	RC	2	6.6	4	13.1	3.84	0.11	83	2.42
327	RC	8	26.2	8	26.2	3.54	0.10	136	3.97
327A	RC	12	39.4	8	26.2	3.97	0.12	78	2.28
330	RC	6	19.7	6	19.7	8.46	0.25	111	3.24
331	RC	50	164.0	4	13.1	54.71	1.60	701	20.47
332	RC	16	52.5	8	26.2	6.07	0.18	18	0.53
333	RC	2	6.6	2	6.6	3.67	0.11	63	1.84
and		8	26.2	6	19.7	15.69	0.46	101	2.95
334	RC	6	19.7	6	19.7	9.40	0.27	25	0.73
338	RC	20	65.6	10	32.8	3.71	0.11	65	1.90
343	RC	60	196.8	14	45.9	6.89	0.20	40	1.17
349	RC	34	111.5	6	19.7	7.50	0.22	78	2.28
354	RC	34	111.5	4	13.1	7.50	0.22	68	1.99
363	RC	4	13.1	6	19.7	11.63	0.34	100	2.92
365	RC	0	0.0	4	13.1	5.73	0.17	10	0.29
366	RC	0	0.0	4	13.1	3.74	0.11	100	2.92
509	CORE	20	65.6	6	19.7	10.38	0.30	329	9.61
511	CORE	40	131.2	12	39.4	10.18	0.30	20	0.58
512	CORE	34.6	113.5	12	39.4	4.67	0.14	74	2.16
523	CORE	1.5	4.9	1	3.3	7.70	0.22	918	26.81
and		6.4	21.0	8.1	26.6	1.39	0.04	146	4.26
530	CORE	24	78.7	10	32.8	0.96	0.03	387	11.30
901	RC	4	13.1	12	39.4	6.72	0.20	51	1.49

RC: Reverse Circulation Drilling CORE: Diamond Core Drilling

Facilities. The El Aguila project does not have any plant or equipment at this time. Rudimentary access roads have been developed to various parts of the project for exploration activities. The federal power grid is located along the Pan American Highway and could be utilized in operations, if any. Water would be available from the Totolapam River and would require pumping to any facilities. Water rights are owned by the Mexican nation and administered by the CNA, an agency of the federal government. The CNA has granted water concessions to private parties throughout the defined Oaxaca Hydrologic Basin and water concessions for development and operation of the El Aguila project, if any, are expected to be available.

Geology and Mineralization. The El Aguila project is located in the San Jose de Gracia Mining District in the Sierra Madre del Sur of southern Mexico. Multiple volcanic domes of various scales, and probably non-vented intrusive domes, dominate the district geology. These volcanogenic features are imposed on a pre-volcanic basement of sedimentary rocks. Gold and silver mineralization in this district is related to the manifestations of this classic volcanogenic system and is considered epithermal in character. This geology suggests the presence of mineralization which our exploration program is designed to test and define.

The deposits on the El Aguila property are primarily hosted in a quartz rich, stratiform zone (manto). There appear to be several manto units on the property, one main manto and one or more lower mantos. The main manto is conformable with the sedimentary and volcanic rock above and below the manto. It varies in thickness from less than two meters (6.6 feet) to more than 30 meters (98.4 feet).

Surface sampling yielded anomalous gold and silver values from early district-wide exploration where silicified zones were encountered. In addition, a small, shallow adit and winze provided limited sampling underground, yielding indications of gold values in a silicified, sub-horizontal manto. Based on these early anomalous exploration samples, a limited drilling program was carried out by us that in fact resulted in defining a central zone of continuous, shallow, sub-horizontal mineralization. The fact that the mineralization is relatively shallow would make mining less difficult and less expensive from an open pit mine compared to an underground mine, if we determine to develop and mine the property.

The graphic image below depicts an underground cross section of the property in which several holes have been drilled and an estimated area of mineralized material which resulted from the drilling. It illustrates the outline of an area within the cross section estimated to contain at least one gram of gold per ton. Higher grade intercepts within the outline are separately indicated. Underground workings are also depicted.

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A
A'
343
301
302
303
901
334
333
306
1150
1140
1130
1120
1110
1100
1090
1080
Underground Samples
Au g/t Ag g/t
35.3 64.8
57.6 61.6
131.5 19.0
15.6 34.0
53.0 74.0
8m @ 6.72 g/t Au
2m @ 3.67 g/t Au
4m @ 14.58 g/t Au
6m @ 15.69 g/t Au
6m @ 9.4 g/t Au
6m @ 8.99 g/t Au
6m @ 18.79 g/t Au
Underground Samples
Au g/t Ag g/t
50.1 1.6
62.5 90.6
39.2 120.0
26.3 192.0
28.3 193.0
45.0 58.0
20.9 140.0
14m @ 6.89 g/t Au
6m @ 16.65 g/t Au
16m @ 6.65 g/t Au
Legend
Geology By: David Reid
Oct. 17, 2005
1 g/t Au Outline
Higher Grade Intercepts
Underground Workings

EL AGUILA GEOLOGICAL CROSS SECTION A-A'

A
A'
Explanation
Quartz Outcrop
Geological contact
Veinlets
Drill Hole
Shaft (incline)
Underground workings
Road
Drainage
N
50 Meters
El Aguila Gold/Silver Project
Geologic Plan Map
Oaxaca, Mexico
Geology By: David Reid Oct. 17, 2005

The El Rey Project

Background. We have acquired claims in another area of the Sierra Madre del Sur region by filing concessions under the Mexican mining laws. The following table summarizes the concessions that give us the right to the properties for exploration and mining purposes and the map on page 11 shows their general location. As of September 30, 2006, we have spent $8,431 in concession fees and other costs on this property, and we are required to pay continuing fees which we do not believe are material. The mineral concessions making up the El Rey Property are located within the San Baltazar Chichicapam Ejido.

Concession	Type	Expediente/ Titulo No.	Hectares	Acres

El Rey	Exploration	225373	164.00	405.25
La Reyna	Exploration	225401	700.00	1,729.73
El Virrey	Exploration	629662	36.00	89.96
		Total	900.00	2,224.94

Location and Access. The El Rey project is an exploration stage property with no known reserves and is also located in the Sierra Madre del Sur region of southern Mexico in the central part of the state of Oaxaca. Like the El Aguila project, the property is presently undeveloped. Access to the property is by way of the Pan American Highway (Highway # 190) approximately 80 kilometers (49.7 miles) southeast of the state's capital city, Oaxaca, where a right turn heads west approximately 15 kilometers (9.3 miles) to the village of San Baltasar Chichicapan. At the village, another gravel road leads another 3 kilometers (1.9 miles) to the site. (See location map on page 11).

Exploration Activities. The El Rey property is an exploration stage property and is undeveloped at this time. There is no plant or equipment on the property, and presently no roads. Electricity would be available from the village of San Baltazar Chichicapam approximately 3 kilometers (1.9 miles) from the property. Power is also available from portable generators unless and until the need for a permanent energy source arises.

Not much is known about this property by us and we have not yet undertaken any exploration except for two surface samples from an existing waste dump to an old existing vertical shaft. The mine shaft appears to be left from prior exploration on the property, although we do not know when it was dug, how deep it is or whether it is caved, and we do not believe records exist to obtain this information.

Geology and Mineralization. The El Rey project concessions are underlain by Cretaceous mudstones and dolostones that are mostly covered by younger tertiary andesites and rhyolites. In this region the rocks have been generally faulted in a northwest-southeast striking direction and in places block faults forming horsts and grabens are found along with cross faults striking northeast-southwest. No detailed geologic mapping has been done on the concession area yet but examining the rocks remaining at an old mine dump on the concession suggests that mineralizing solutions may have used these fault contacts and intersections as pathways for migration and deposition. The vein material found in the andesite host rock primarily consist of quartz with minor amounts of sulfides including pyrite. No visible gold or silver were noticed in hand specimen; however the assays of those rocks indicate they are present. We believe the property is located in volcanic terrain and the old dump possesses quartz material. We intend to explore this property in the future with a view to evaluating the potential for gold mineralization.

If exploration is successful, any mining would probably require an underground mine but any mineralized material could be processed at the El Aguila project mill if one was to be built in the future. Hauling any El Rey material to the El Aguila project would be approximately 64.4 kilometers (40 miles).

Mineral Concessions

Mineral rights in Mexico belong to the Mexican government and are administered pursuant to Article 27 of the Mexican Constitution. Exploration and exploitation concessions may be granted or transferred to Mexican citizens and corporations. Our leases or concessions are held by our Mexican subsidiaries. Exploration concessions are granted for a term of six years, with the right to convert to an exploitation concession with a term of 50 years. Concessions grant the holder the right to explore and exploit all minerals found in the ground. Maintenance of concessions requires the semi-annual payment of mining duties (due in January and July) and the performance of assessment work, on a calendar year basis, with assessment work reports required to be filed in the month of May for the preceding calendar year. The amount of mining duties and annual assessment are set by regulation and may increase over the life of the concession (if the concession changes from exploration to exploitation) and include periodic adjustments for inflation. Mining concessions are registered at the Public Registry of Mining in Mexico City and in regional offices in Mexico.

Ejido Lands and Surface Right Acquisitions

Surface lands in the El Aguila property area are Ejido lands (agrarian cooperative lands granted by the federal government to groups of Campesinos pursuant to Article 27 of the Mexican Constitution of 1917). Prior to January 1, 1994, Ejidos could not transfer Ejido lands into private ownership. Amendments to Article 27 of the Mexican Constitution in 1994 now allow individual property ownership within Ejidos and allow Ejidos to enter into commercial ventures with individuals or entities, including foreign corporations. We have an agreement with the local San Pedro Totolapam Ejido allowing exploration of the El Aguila property. In order to begin mining at the property, we will have to secure surface rights agreements for all lands to be disturbed by, or adjacent to, any such proposed operation.

Mexican law recognizes mining as a land use generally superior to agricultural. However, the law also recognizes the rights of the Ejidos to compensation in the event mining activity interrupts or discontinues their use of the agricultural lands. Compensation is typically made in the form of a cash payment to the holder of the agricultural rights. The amount of such compensation is generally related to the perceived value of the agricultural rights as negotiated in the first instance between the Ejidos and the owner of the mineral rights. If the parties are unable to reach agreement on the amount of the compensation, the decision will be referred to the government.

At this time, due to the absence of any specific development plan, it is impossible to determine the potential amount of compensation that might be required to obtain surface rights necessary to mine our property. However, we expect such amount to be low in relation to other anticipated cost of commencing operations.

Competition

The exploration for, and the acquisition of gold and silver properties are subject to intense competition. Due to our recent organization, limited capital and personnel, we may be at a competitive disadvantage compared to other companies with regard to exploration and, if warranted, development. In general, properties with a higher grade of recoverable material or which are more readily mineable afford the owner a competitive advantage. Our present limited funding means that our ability to compete for properties to be explored and developed is limited. We believe that competition for acquiring mineral prospects will continue to be intense in the future.

The availability of funds for exploration is sometimes limited, and we may find it difficult to compete with larger and more well-known companies for capital. Even though we have the right to the minerals on our claims, there is no guarantee we will be able to raise sufficient funds in the future to maintain our mineral claims in good standing. Therefore, if we do not have sufficient funds for exploration, our claims might lapse and be staked by other mining interests. We might be forced to seek a joint venture partner to assist in the exploration of our mineral claims. In this case, there is the possibility that we might not be able to pay our proportionate share of the exploration costs and might be diluted to an insignificant carried interest. Our inability to develop our mining properties due to lack of funding, even if warranted, could have a material adverse effect on our operation and financial position.

Government Regulations and Permits

In connection with mining, milling and exploration activities, we are subject to extensive Mexican federal, state and local laws and regulations governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management and mine reclamation as well as the protection of endangered or threatened species. The department responsible for environmental protection in Mexico is SEMARNAT, which is similar to the United States Environmental Protection Agency. SEMARNAT has broad authority to shut down and/or levy fines against facilities that do not comply with its environmental regulations or standards. Potential areas of environmental consideration for mining companies, including ours if we are successful in commencing mining operations, include acid rock drainage, cyanide containment and handling, contamination of water courses, dust and noise.

Prior to the commencement of any mining operations at the El Aguila property, if any, we will have to secure various regulatory permits from federal, state and local agencies. These governmental and regulatory permits generally govern the processes being used to operate, the stipulations concerning air quality and water issues, and the plans and obligations for reclamation of the properties at the conclusion of operations. Regulations require that an environmental impact statement, known in Mexico as a Manifiestacion de Impacto Ambiental ("MIA"), be prepared by a third-party contractor for submission to SEMARNAT. Studies required to support the MIA include a detailed analysis of these areas, among others: soil, water, vegetation, wildlife, cultural resources and socio-economic impacts. Although the regulatory process in Mexico has a public review component, proof of local community support for a project is required to gain final MIA approval. A lack of support from the local community may make obtaining an MIA difficult. A risk analysis must also be prepared in conjunction with the MIA for approval by SEMARNAT.

The most significant other approvals that might be necessary for our operations would be permits to extract water from the Totolapam River and an explosives permit, issued by the Mexican army, to purchase, store and use explosives. In Mexico, water rights are managed by the CNA. According to Mexican water law, all users must pay for the right to use national waters regardless of how the rights were obtained, with the rates being determined by the availability of water and the method of extraction.

We have obtained, and will obtain at the appropriate time, environmental permits, licenses or approvals required for potential operations, if any. We are not aware of any material violations of environmental permits, licenses or approvals issued with respect to our operations.

Employees

We currently have three full-time employees, two of whom serve as our executive officers. These individuals devote all of their business time to our affairs. We also engage two consultants, one to oversee our property and activities in Mexico and one to assist with our administrative and financial affairs. Our consultant in Mexico serves on a full-time basis and the other as his services are necessary. We engage independent contractors in connection with the exploration of our mining properties.

Facilities

Effective October 1, 2005, we leased approximately 1,000 square feet of office space under a three year agreement with an independent third party. Monthly rent equals $1,428 the first year, $1,469 the second year and $1,490 the third year, plus our share of operating expense escalations. We believe this space is adequate for our needs for the foreseeable future.

Legal Proceedings

We are not currently subject to any legal proceedings, and to the best of our knowledge, no such proceeding is threatened, the results of which would have a material impact on our properties, results of operation, or financial condition. Nor, to the best of our knowledge, are any of our officers or directors involved in any legal proceedings in which we are an adverse party.

Glossary

Adit:
A more or less horizontal drive (walk-in mine) into a hill that is usually driven for the purpose of intersecting or mining an ore body. An adit may also be driven into a hill to intersect or connect a shaft for the purpose of dewatering. Adits were commonly driven on a slight incline to enable loaded mine trucks to have the advantage of a downhill run out, while the empty (lighter) truck was pushed uphill back into the hill. The incline also allows water to drain out of the adit. An adit only becomes a tunnel if it comes out again on the hill somewhere, like a train tunnel.

Andesite:	A gray to black volcanic rock with between about 52 to 63 weight percent silica (SiO2). Andesite magma commonly erupts from stratovolcanoes as thick lava flows, some reaching several km in length.
Cretaceous period:
Flowering plants appeared and dinosaurs were at their height during the Cretaceous period. 146-65 million years ago. There was a mass extinction (the K-T extinction) at the end of the Cretaceous, marking the end of the dinosaurs and many other species.

Doré:	Unrefined gold and silver bars usually containing more than 90% precious metal.
Epithermal:	Used to describe gold deposits found on or just below the surface close to vents or volcanoes, formed at low temperature and pressure.
Felsic:	The minerals feldspar and quartz or an igneous rock or metamorphic rock made predominantly of feldspar and quartz; poor in iron and magnesium. Light-colored.
Gram:	A metric unit of weight and mass, equal to 1/1000th of a kilogram. One gram equals .035 ounces. One ounce equals 31.103 grams.
Hectare:	Another metric unit of measurement, for surface area. One hectare equals 1/200th of a square kilometer, 10,000 square meters, or 2.47 acres. A hectare is approximately the size of a soccer field.
Horst-graben:	Horst and graben are formed by widespread block faults giving rise to a mountain and valley topography that owes its origin in part at least to regional block faulting.
Kilometer:
Another metric unit of measurement, for distance. The prefix "kilo" means 1000, so one kilometer equals 1,000 meters, one kilometer equals 3,280.84 feet, which equals 1,093.6 yards, which equals 0.6214 miles.

Manto:	A mineralogy term meaning a layer or stratum.
Minerals or Mineralized Material:	Any mass of host rock in which minerals of potential commercial value occur.
Net Smelter Return Royalty:	A share of the net revenue generated from the sale of metal produced by the mine.
Ore or Ore Deposit:	Rocks that contain economic amounts of minerals in them and that are expected to be profitably mined.
Rhyolite:	A type of volcanic lava or rock that is usually light in color: it contains greater than 68% silica, by weight, and is high in potassium and sodium.
Silicified:	Is combined or impregnated with silicon or silica.
Tertiary period:
This period lasted from 65 to 1.8 million years ago. It followed the Cretaceous period (the end of the Mesozoic Era) and the K-T extinction. Many mammals developed then, including primitive whales, rodents, pigs, cats, rhinos, etc.

Tonne:	A metric ton. One tonne equals 1000 kg. It is approximately equal to 2,204.62 pounds.
Volcanogenic:	Of volcanic origin.
Volcanic domes:
These are mounds that form when viscous lava is erupted slowly and piles up over the vent, rather than moving away as lava flow. The sides of most domes are very steep and typically are mantled with unstable rock debris formed during or shortly after dome emplacement. Most domes are composed of silica-rich lava which may contain enough pressurized gas to cause explosions during dome extrusion.

Winze:	Secondary or tertiary vertical or near-vertical opening sunk from a point inside a mine for the purpose of connecting with a lower level or of exploring the ground for a limited depth below a level.

Conversion Table
Metric System	Imperial System
1 metre (m)	3.2808 feet (ft)
1 kilometer (km)	0.6214 mile (mi)
1 square kilometer (km2)	0.3861 square mile (mi2)
1 square kilometer (km2)	100 hectares (has)
1 hectare (ha)	2.471 acres (ac)
1 gram (g)	0.0322 troy ounce (oz)
1 kilogram (kg)	2.2046 pounds (lbs)
1 tonne (t)	1.1023 tons (t)
1 gram/tonne (g/t)	0.0292 ounce/ton (oz/t)

MARKET FOR COMMON STOCK
AND RELATED STOCKHOLDER INFORMATION

Market Information

Effective September 14, 2006, our common stock began trading over the counter and is quoted on the OTCBB under the symbol “GORO.” The table below sets forth the high and low bid prices for our common stock as reflected on the OTCBB as reported by the Nasdaq Stock Market, Inc. for the period commencing September 14, 2006 to date. Quotations represent prices between dealers, do not include retail markups, markdowns or commissions, and do not necessarily represent prices at which actual transactions were effected.

Year Ending	High	Low
December 31, 2007
First Quarter (to January 30)	$1.90	$1.30

December 31, 2006
Third Quarter (commencing September 14)	$1.15	$0.90
Fourth Quarter	1.90	1.00

On January 30, 2007 the high and low sales price of our common stock on the OTCBB were $ 1.85 and $ 1.81, respectively and we had approximately 101 holders of record of our common stock.

Penny Stock Rules

Due to the price of our common stock, as well as the fact that we do not expect to be listed on Nasdaq or a national securities exchange, our stock will likely be characterized as "penny stocks" under applicable securities regulations. Our stock will therefore be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in penny stocks. The broker or dealer proposing to effect a transaction in a penny stock must furnish his customer a document containing information prescribed by the SEC and obtain from the customer an executed acknowledgment of receipt of that document. The broker or dealer must also provide the customer with pricing information regarding the security prior to the transaction and with the written confirmation of the transaction. The broker or dealer must also disclose the aggregate amount of any compensation received or receivable by him in connection with such transaction prior to consummating the transaction and with the written confirmation of the trade. The broker or dealer must also send an account statement to each customer for which he has executed a transaction in a penny stock each month in which such security is held for the customer's account. The existence of these rules may have an effect on the price of our stock, and the willingness of certain brokers to effect transactions in our stock.

Dividend Policy

We have never declared or paid dividends on our common stock. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including the terms of any credit arrangements, our financial condition, operating results, current and anticipated cash needs and plans for expansion. At the present time, we are not party to any agreement that would limit our ability to pay dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

Introduction

The following discussion updates our plan of operation for the foreseeable future. Additional information about our exploration plans can be found in the section titled “BUSINESS AND PROPERTIES - The El Aguila Project - Exploration Activities” on page 10 of this prospectus.

This discussion also analyzes our financial condition at September 30, 2006 and compares it to our financial condition at December 31, 2005. This discussion summarizes the results of our operations for the three months and nine months ended September 30, 2006 and compares those results to the corresponding periods ended September 30, 2005. This discussion and analysis should be read in conjunction with our audited financial statements for the two years ended December 31, 2005, including footnotes, appearing elsewhere in this prospectus.

On February 21, 2005, we effected a two-for-one split of our outstanding common stock. All of the financial information included in this discussion and in the financial statements appearing in this report has been adjusted to reflect the results of that stock split.

On August 17, 2006, we completed what we believe to be our successful IPO. We sold a total of 4,600,000 shares of common stock for a price of $1.00 per share for total proceeds of $4,351,200, net of offering costs.

On December 7, 2006, we completed a Private Placement of 4,322,000 shares of our common stock for $1.20 per share, from which we received net cash proceeds of $4,928,700. The shares were issued to United States holders pursuant to an exemption from registration under Section 4(2) and to offshore holders in accordance with Regulation S of the Securities Act of 1933, as amended (“Securities Act”). In connection with the Private Placement, we agreed to pay a finder’s fee to individuals and entities who assisted us with locating purchasers and who were not affiliated with our company consisting of 5% cash and 6% shares of our common stock to certain of the selling shareholders listed in this prospectus. We issued 257,700 shares of our common stock and paid a total of $257,700 to the finders.

The Private Placement subscription agreement contained a registration rights provision for the investors. The provision requires us to file a registration statement, of which this prospectus forms a part, with the SEC as soon as practicable after the closing of the Private Placement. In the event we are unable to have the registration statement declared effective by the SEC on or before June 7, 2007, we must issue to the Private Placement investors one additional share of common stock for every ten shares of common stock issued during the Private Placement as liquidated damages.

Plan of Operation

Our plan of operation is to continue exploration of the El Aguila property until we discover sufficient mineralization to justify placing the property into production or alternatively, determine to abandon the lease. We also intend to undertake exploration of the El Rey property, a property that is in an earlier stage of exploration. Our ultimate objective is to become a producer of gold and other precious metals. We are unable at this time to predict when, if ever, that objective will be achieved.

Exploration. Exploration carried out by us to date at the El Aguila project has included 106 drill holes totaling approximately 22,000 feet. The results so far suggest the presence of mineralized material in sufficient grade and quantity to justify continued exploration. For a more detailed summary of the results of exploration to date, see “BUSINESS AND PROPERTIES - The El Aguila Project” above.

Exploration at the El Aguila project will continue to be the central focus of our activities for the foreseeable future. We have budgeted $3 million of the public offering proceeds and $1 million from the Private Placement proceeds for continued exploration of the El Aguila property. We recently completed a geochemical survey of the property and expect to conduct a geophysical survey and additional mapping in the foreseeable future. In response to what we perceived as positive results from the geochemical survey, we signed a drilling contract in October 2006 for a minimum of 33,000 feet of additional core drilling. This contract represents a minimum financial commitment of $300,000 and a maximum financial commitment of $1 million over the term of the agreement. There are numerous exploration targets that will now be tested with the objective of delineating and expanding the previously identified mineralization. Some new targets were developed and some old targets were amplified by a recent geochemical survey carried out on the property over the last few months.

We believe our exploration results have been positive enough to warrant conducting a feasibility study for the mineralization we have identified. This study is designed to determine the economic feasibility of placing the property into production and producing gold and silver. It would analyze the estimated quantity and quality of the mineralization discovered during the exploration stage, present estimates of the cost of mining and processing the material and compare the estimated sales price of the finished product. We expect that this study would be conducted by one or more independent engineering firms on our behalf, for which we estimate a cost of approximately $1 million. Proceeds from the Private Placement will likely fund this feasibility study. If the results of the feasibility study are positive, and assuming the availability of necessary capital, a decision will be made to place the property into production. The timing of any production would be primarily a function of the timing of acceptable exploration results, the availability of working capital and the timing of required regulatory permits.

In addition to our efforts at the El Aguila project, we will begin limited exploration at our El Rey property. The program will be staged, whereby limited funds will be initially spent to evaluate the property with increasing amounts spent if the results are positive.

Capital Investment. In addition to expenses of exploration, we also anticipate making infrastructure improvements at the El Aguila project. Foremost among these expenses would be the construction of an improved road to the proposed mill site and camp improvements. We estimate costs of approximately $1 million to complete these improvements. In order to complete these improvements, we would likely attempt to acquire the surface rights to our property prior to making capital improvements. We currently do not have any agreements in place regarding acquisition of the surface rights of either property and do not know when, if ever, such arrangement will be made available to us.

If a decision is made to commence mining, we would incur significant capital costs in construction of a mill and acquisition of necessary equipment. At present, our cash position is not sufficient to fund these capital requirements and we would anticipate obtaining such funding through additional equity financing, although we have no specific plans at this time. Only after a mine and a mill are constructed and operational could we expect any revenue.

At some time in the future, we may also investigate the acquisition of additional properties. This decision will be made on the basis of opportunities presented.

Corporate Overhead. Included in our plan of operation are the expenses of overseeing our business and paying other general and administrative expenses. These expenses primarily include salaries and consulting fees, rent, travel and professional fees. We currently estimate these expenses at $90,000 per month based on existing commitments and expectations. We expect these expenses will be paid from our cash position and future equity offerings, if necessary, until such time, if ever, we are successful in placing one or more of our properties in production.

Liquidity and Capital Resources

September 30, 2006. As of September 30, 2006, we had working capital of $3,008,090 comprised of current assets of $3,298,609 and current liabilities of $290,519. This represents an increase of $2,850,538 from the working capital balance of $157,552 at fiscal year end December 31, 2005. Proceeds from our IPO improved our working capital position. The completion of a Private Placement in December 2006 which resulted in net proceeds of $4,928,700 further improved our working capital position.

We expect that the proceeds from the IPO and the Private Placement will be used to fund our exploration and operating expenses. At present, we have allocated approximately $4 million to future exploration. We do not anticipate the need to raise more funding in the next 12 months unless a decision is made to commence mining operations. The most significant of our future operating expenses include (i) the amount of $4 million for payments to contractors in connection with our current exploration program; (ii) approximately $90,000 per month for salaries and other corporate overhead; and (iii) legal and accounting fees associated with our status as a public traded company.

The report of our independent accountants on our financial statements at December 31, 2005 contains a qualification about our ability to continue as a going concern. This qualification is based on our lack of operating revenue and limited working capital, among other things. We remain dependent on receipt of capital from outside sources, and ultimately, generating revenue from operations, to continue as a going concern.

Due to our lack of proved or probable reserves at this time, all of our investment in mining properties has been expensed, and does not appear as an asset on our balance sheet. However, during the first nine months of 2006, we spent $461,735 on acquisition, exploration and evaluation expenses. This compares to $489,579 for the comparable period in 2005. From inception to September 30, 2006, we have spent $2,603,556 on the acquisition and exploration of our properties of which $1,811,000 was spent on the El Aguila project.

All of our capital resources to date have been provided exclusively through the sale of equity securities. From inception through September 30, 2006, we received $6,615,123 in cash, services and other consideration from the issuance of our common stock. Since we are an exploration company and have not generated any cash from operations, we have relied on sale of equity to fund all of our capital needs. In the future, and consistent with our history, we may consider raising additional funds through possible private placements of our common stock.

Net cash used in operating activities was $1,238,773 during the first nine months of 2006, compared to $654,203 during the first nine months of 2005. As more fully explained in preceding paragraphs, we expect that our expenditures will increase during the remainder of this year and into next year commensurate with the increase in exploration of the El Aguila property. Also as mentioned above, cash spent on general and administrative expenses during 2006 increased compared to 2005, primarily related to costs of our common stock offering and salaries.

December 31, 2005. As of December 31, 2005, we had working capital of $157,552, consisting of $191,159 of current assets and $33,607 of current liabilities, which was an improvement of $904,887 from our working capital deficit at December 31, 2004.

We have never received revenue from our operations. We have historically relied on equity financings or loans from our officers to continue funding our operations. We experienced net losses for the years ended December 31, 2005 and 2004 of $1,217,911 and $853,593, respectively. We are dependent on additional financing to continue our exploration efforts in the future. Since we do not believe that we are a candidate for conventional debt financing, we may be forced to postpone or curtail our exploration efforts, including consulting fees, until we can obtain equity financing, if necessary.

The report of our independent accountants on our financial statements at December 31, 2005 contains a qualification about our ability to continue as a going concern. This qualification is based on our lack of operating revenue and limited working capital, among other things. We remain dependent on receipt of capital from outside sources, and ultimately, generating revenue from operations, to continue as a going concern.

Due to our lack of proved or probable reserves at this time, all of our investment in mining properties has been expensed, and does not appear as an asset on our balance sheet. However, during 2005, we spent $843,118 on acquisition, exploration and evaluation expenses. This compares to $325,974 for 2004, when we utilized the proceeds of the Canyon funding. During the years 2002 through 2005, we spent $424,325, $438,066, $325,974 and $843,118, respectively, on the acquisition and exploration of our properties.

From inception through December 31, 2005, we received $4,123,341 in cash, services and other consideration through issuance of our common stock in private transactions. During 2005, we issued 3,156,500 shares of our common stock for cash of $1,405,000, 10,000 shares from exercise of stock options for $2,500, 1,750,000 shares as stock grants valued at $437,500 and 1,280,000 shares in satisfaction of payables totaling $320,000.

Our operating activities during 2005 used $1,179,278 of cash compared to $378,289 during 2004. The use of cash from our net loss during the year was reduced by non-cash stock compensation in the amount of $87,500.

Results of Operations

Three Months Ended September 30, 2006. For the three months ended September 30, 2006, we recorded a net loss of $(839,203), or $(0.04) per share, compared to a loss for the corresponding period of 2005 of $(464,109) or $(0.03) per share. In general, a decrease in exploration expenses during the nine months ended September 30, 2006 to the comparable period ending in 2005 was offset by an increase in general and administrative expenses of $253,614 and stock compensation expense of $275,000.

Mineral property costs for the three months ended September 30, 2006, including acquisition and exploration costs, decreased $149,776 from the comparable period in 2005. We delayed some spending on exploration activities primarily as we awaited funding from our public offering. We are now increasing our exploration activities at the El Aguila project.

We are considered an exploration stage company for accounting purposes, since we have not received any revenue from operations. We are unable to predict with any degree of accuracy when that situation will change. Since we have not identified any proved or probable mineral reserves on our property, all of our exploration costs are currently expensed, contributing to the increased loss in 2006 compared to 2005. We expect to incur losses until such time, if ever, as we begin generating revenue from operations.

Nine Months Ended September 30, 2006. For the nine months ended September 30, 2006, we recorded a net loss of $(1,763,371), or $(0.09) per share, compared to a loss for the corresponding period of 2005 of $(680,827) or $(.04) per share. In neither period did we report any revenue except interest income. The effect of the increase in general and administrative expenses was more pronounced in the nine month period than in the three month period ended September 30, 2006.

General and administrative expense for the nine months ended September 30, 2006 increased to $781,090 compared to $103,142 during the same period of 2005. The increase of $677,948 primarily reflects approximately $355,000 of salaries, $123,000 in increased legal and accounting fees associated with our transition to public company status, investor relations expenses of $91,000, and $68,000 related to increased travel.

We also incurred stock compensation expenses of $516,350 in the first nine months of 2006. We issued 100,000 restricted shares of common stock valued at $1.00 per share to a director as partial compensation for his service to the Board of Directors. During this same period, we accrued $125,000 of stock-based compensation expenses, representing the allocable portion of investor relations services that we expect to be rendered over the third and fourth quarters and that will be paid by issuing shares of our common stock. Finally, we granted options to two individuals to purchase a total of 1,100,000 shares of common stock at an exercise price of $1.00 per share. We used an option pricing model to value these options at $141,350 and recorded an expense of $141,350 during the second quarter of 2006.

      Year Ended December 31, 2005 and 2004. During the year ended December 31, 2005, we reported a net loss of $(1,217,911), or $(0.08) per share, compared to a net loss of $(853,593), or $(0.08) per share, for 2004. In neither period did we report any revenue except interest income. We expect to incur losses until such time, if ever, as we begin generating revenue from operations. In neither year did we report any revenue except interest income.

      General and administrative expenses increased in 2005 compared to the prior year, primarily reflecting $111,399 in corporate salaries where none was expensed in 2004, $42,694 in higher legal and accounting fees reflecting increased corporate activities, and $24,000 in consulting expense related to corporate management, more than offset by lower stock compensation expense. In 2005, we recorded $87,500 in stock compensation expense while $500,000 was recorded in 2004. Property acquisition and exploration expenses increased significantly in 2005 to $843,118 as comparable to $325,974 of 2004, an increase of $517,144, attributable to our accelerated 2005 evaluation and exploration program at the El Aguila project.

Critical Accounting Policies

We believe the following more critical accounting policies are used in the preparation of our consolidated financial statements:

Exploration and Development Costs. Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. If it is determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. In addition, we may capitalize previously expensed acquisition and exploration costs if it is later determined that the property can economically be developed. Interest costs, if any, allocable to the cost of developing mining properties and constructing new facilities would be capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production would also be capitalized.

All such capitalized costs, and estimated future development costs, if any, are then amortized using the units-of-production method over the estimated life of the ore body. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. We evaluate, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

Property Retirement Obligation. We implemented SFAS No. 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. We have determined that we have no property retirement obligations as of September 30, 2006.

Stock Compensation. Effective January 1, 2006, we implemented SFAS No. 123(R), “Accounting for Stock-Based Compensation,” which requires us to provide compensation costs for our stock option plans determined in accordance with the fair value based method prescribed in SFAS No. 123(R). We estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Prior to January 1, 2006, we applied APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost was recognized for stock options issued to employees as the exercise price of the stock options we granted equaled or exceeded the market price of the underlying common stock on the date of grant.

Foreign Operations. Our present activities are in Mexico. As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of our company's investments.

Foreign Currency Translation. The local currency is the functional currency for our subsidiaries. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' equity.

Estimates. The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory Costs.” This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement will be effective beginning with our fiscal year ending December 31, 2006. We are currently evaluating the impact this new standard will have on our operations, but believe that it will not have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment.” This statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” The provisions of this statement will be effective beginning with our fiscal year ending December 31, 2007. We are currently evaluating the impact this new standard will have on our financial position, results of operations or cash flows.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) which provides guidance regarding the interaction of SFAS No. 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS No. 123(R)'s implementation challenges for registrants and enhance the information investors receive.

In August 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

MANAGEMENT

Directors and Executive Officers

The following individuals presently serve as our officers and directors:

Name	Age	Positions With the Company	Board Position Held Since

William W. Reid	57	President, Chief Executive Officer and Director	1998

David C. Reid	56	Vice President, Secretary, Treasurer and Director	1998

Bill M. Conrad	50	Director	2006

Frank L. Jennings	55	Chief Financial Officer	N/A

Each of our directors is serving a term which expires at the next annual meeting of shareholders and until his successor is elected and qualified or until he resigns or is removed. Our officers serve at the will of our Board of Directors.

Messrs. William and David Reid should be considered founders of our company, as each has taken initiative in the organization of our business. William Reid and David Reid are brothers.

The following information summarizes the business experience of each of our officers and directors for at least the last five years:

William W. Reid. Mr. Reid has served as a director and our President and Chief Executive Officer since our inception in 1998. Since August 2005, Mr. Reid has devoted all of his business time to our affairs, averaging 40 hours per week. Mr. Reid received a Bachelor of Science in physics in 1970 and a Master's in Economic Geology in 1972 from Purdue University. From 1977 to August 18, 2005, he served as the President, Chief Executive Officer and Chairman of the Board of Directors of U.S. Gold Corporation, a Colorado corporation engaged in the exploration of gold mining properties. During his tenure with U.S. Gold, that entity acquired, developed and produced gold from five different mines, but has not produced any revenue since 1990.

David C. Reid. Mr. David Reid has served as a director and our Vice President since our inception in 1998. Since August 2005, he has devoted all of his time to our business and affairs, also averaging 40 hours per week. From 1977 to August 18, 2005, he was the Vice President and a director of U.S. Gold during the time that it acquired, developed and produced gold. Mr. Reid received a Bachelor of Science degree in geology from Ball State University in 1972.

Bill M. Conrad. Mr. Conrad was elected to the Board of Directors on June 1, 2006. Mr. Conrad is presently the vice-president, secretary and a director of Blue Star Energy, Inc., a private Colorado corporation engaged in the energy industry. Prior to that, he served as president and a director of Wyoming Oil & Minerals, Inc., a publicly traded Wyoming corporation, and New Frontier Energy, Inc., a publicly traded Colorado corporation, both engaged in the oil and gas industry. The securities of Wyoming Oil & Mineral and New Frontier Energy are quoted on the OTCBB. Mr. Conrad’s term of office as a director of our company will expire at the next annual meeting of shareholders and when his successor has been elected and qualifies.

Frank L. Jennings. Mr. Jennings was appointed to serve as our principal financial officer to replace William F. Pass, who resigned from that position effective June 1, 2006. Mr. Pass served as our financial consultant since 2002 and resigned due to the demands of other obligations. Mr. Jennings serves our company on a part-time basis as his services are deemed necessary. Since 2001, Mr. Jennings has been a financial consultant and provides management and financial consulting services primarily to smaller public companies. From 2000 to 2005, he served as the chief financial officer and a director of Global Casinos, Inc., a publicly traded Utah corporation, and from 2001 to 2005, he served as the chief financial officer and a director of OnSource Corporaton, now known as Ceragenix Pharmaceuticals, Inc., a publicly traded Delaware corporation. During his tenure with Global Casinos and Ceragenix Pharmaceuticals, each company was engaged in the gaming industry and each had common stock quoted on the OTC Bulletin Board.

Other Significant Employees or Consultants

In addition to our officers and directors, we also utilize the services of the following significant consultants:

Jose Perez Reynoso. Mr. Reynoso, a Mexican national, has served our company as a full time consultant since 2002. In that capacity, he oversees all our operations in Mexico, and provides advice in relations with the Mexican Government. From 1995 to 2002, he was a consulting geologist for mining companies operating in Mexico. Mr. Reynoso received an undergraduate degree in geology and engineering in 1974 and a master's degree in economic geology in 1979 from the National University of Mexico. We leased the El Aguila property from Mr. Reynoso in 2002.

Board Committees

Our Board of Directors established a standing Audit, Compensation and Nominating Committee during 2006. The Audit Committee, comprised of Bill Conrad as chairman and William Reid, recommends the selection and appointment of our independent accountants to the Board of Directors and reviews the proposed scope, content and results of the audit performed by the accountants and any reports and recommendations made by them. Only Mr. Bill Conrad meets the definition of “independent” as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc. (“Marketplace Rules”), since William Reid also serves as our Chairman and Chief Executive Officer. As of the date of this report, the Audit Committee has not adopted a formal charter, however the committee expects to do so in the near future.

Our Board of Directors has determined that Bill Conrad, the chairman of the Audit Committee, qualifies as an audit committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of the audit committee functions. Mr. Conrad acquired these attributes through experience in analyzing financial statements of companies, and through his experience as an executive officer of other publicly traded companies.

The Nominating Committee has the responsibility for identifying potential candidates for the Board of Directors. The committee will establish qualifications for candidacy, assess potential candidates and make recommendations to the board, based upon the committee’s assessment of the candidate’s past business and management experience, their special expertise in an area of strategic interest to our business, the candidate’s ability to devote sufficient time and attention to our business, and their willingness to serve and actively contribute to our business. The Nominating Committee is comprised of two members, being David Reid as chairman, and William Reid. None of the members of the Nominating Committee are independent within the meaning of Rule 4200(a)(15) of the Marketplace Rules since both members are also our executive officers.

The Compensation Committee, comprised of Bill Conrad as chairman and David Reid, is responsible for reviewing the compensation of our executive officers and directors on an ongoing basis. In performing this function, the Compensation Committee may consider, among other things, the types of compensation and amounts paid to executives and directors of public companies of equivalent size, stage of development in the industry and activity levels. The findings of this compensation review are used to determine an appropriate level of compensation for the executives and directors, reflecting the need to maintain competitiveness and recruit and retain qualified personnel within the context of our financial and other resources. Mr. Conrad qualifies as independent under Rule 4200(a)(15) of the Marketplace Rules.

Director Compensation

In June 2006, we retained Bill Conrad to serve on our Board of Directors. Mr. Conrad is independent under the definition set forth in Rule 4200(a)(15) of the Marketplace Rules. Mr. Conrad receives cash compensation in the amount of $3,000 per month and also received a stock grant of 100,000 shares of our common stock, valued at $1.00 per share and options to acquire up to 500,000 shares of stock on or before March 9, 2009 for $1.00 per share. The table below summarizes the compensation of our only director who is not also one of our executive officers and whose compensation is not disclosed in the Summary Compensation Table, for the fiscal year ended December 31, 2006:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Bill M. Conrad	$ 21,000	$ 100,000	$ 141,350	$ —	$ —	$ 262,350

All directors are reimbursed for reasonable and necessary expenses incurred in their capacities as such.

Executive Compensation

The following table summarizes the total compensation of our executive officers for the two fiscal years ended December 31, 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
William W. Reid	2006	$ 240,000	$ —	$ —	$ —	$ —	$ —	$240,000
Chairman, C.E.O	2005	$ 60,000	$ —	$ —	$ —	$ —	$ 9,600(2)	$ 69,600
and President(1)

David C. Reid,	2006	$ 170,000	$ —	$ —	$ —	$ —	$ —	$170,000
Vice President and	2005	$ 42,500	$ —	$ —	$ —	$ —	$ 9,600(2)	$ 52,100
Director(1)

______________________

(1) The executive officer was not compensated for his service as a director of our company.
(2) The executive officer was paid this amount as a consultant during the year.
______________________

Effective January 1, 2006, we entered into employment agreements with our executive officers which extend for a three-year term. Pursuant to the terms of those agreements, William Reid receives $240,000 and David Reid receives $170,000 annually as salary. Each individual also participates in health and other insurance programs that we maintain. The employment agreements are automatically renewable for one-year terms on each anniversary of the effective date unless either party gives notice to the other that they do not wish to renew the agreement, not less than 120 days prior to expiration.

Pursuant to the terms of the employment agreements, the employee would be entitled to certain payments in the event their employment is terminated under certain circumstances. If we terminate the agreement without cause, or either executive officer terminates the agreement “with good reason,” we would be obligated to pay two years of compensation in accordance with our regular pay periods. Termination by an executive officer with good reason includes a “change in control.”

In addition to our executive officers, we engage two consultants on a regular basis. Jose Perez Reynoso is the manager of our operations in Mexico and is paid at the rate of $9,000 per month. Frank Jennings, our financial consultant, is paid on an hourly basis, which we expect will not exceed $3,000 per month in the aggregate. We do not have a written agreement with either consultant.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the amount of our executive officers’ equity-based compensation outstanding at the fiscal year ended December 31, 2006:

	Option Awards					Stock Awards
Name			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable
	(#)	(#)	(#)	($)		(#)	(#)	(#)	($)
William W. Reid	400,000	0	0	$0.25	10/9/2013	—	—	—	$ —
William W. Reid	400,000	0	0	$0.25	4/22/2014	—	—	—	$ —
David C. Reid	400,000	0	0	$0.25	10/9/2013	—	—	—	$ —
David C. Reid	200,000	0	0	$0.25	4/22/2014	—	—	—	$ —

We did not grant any options to our executive officers during 2006 or 2005. During the year ended December 31, 2004, we granted options to acquire a total of 700,000 shares of our common stock to our officers and a consultant, which represented 100% of the options we granted to our employees in that year. Our executive officers did not exercise any stock options awarded in prior years during 2006.

Equity Incentive Plan

Our Non-Qualified Stock Option and Stock Grant Plan (also as referred to as the "Plan") was adopted by us effective March 4, 1999. The Plan terminates by its terms on March 3, 2009. Under the Plan, as approved by shareholders on March 4, 2005, a total of 6,000,000 shares of common stock are reserved for issuance thereunder. Set forth below is information as of December 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Non-Qualified Stock Option and Stock Grant Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,500,000	$0.58 per share	3,215,000
Equity compensation plans not approved by shareholders	0	—	0
TOTAL	2,500,000		3,215,000

Under the Plan, non-qualified stock options and/or grants of our common stock may be issued to key persons. Key persons include officers, directors, employees, consultants and others providing service to us. The Plan was established to advance the interests of our company and our stockholders by affording key persons, upon whose judgment, initiative and efforts we may rely for the successful conduct of our businesses, an opportunity for investment in our company and the incentive advantages inherent in stock ownership in our company. This Plan gives our Board of Directors broad authority to grant options and make stock grants to key persons selected by the Board while considering criteria such as employment position or other relationship with us, duties and responsibilities, ability, productivity, length of service or association, morale, interest in us, recommendations by supervisors, and other matters, and to set the option price, term of option, and other broad authorities. Options may not be granted at less than the fair market value at the date of grant and may not have a term in excess of 10 years.

Options granted under the Plan do not generally give rise to taxable income to the recipient or any tax consequence to us, since the Plan requires that the options be issued at a price not less than the fair market value of the common stock on the date of grant. However, when an option is exercised, the holder is subject to tax on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. We receive a corresponding deduction for income tax purposes. Recipients of stock grants are subject to tax on the fair market value of the stock on the date of grant and we receive a corresponding deduction. The foregoing is intended as a summary of the income tax consequences to an individual recipient of an option or stock grant, and should not be construed as tax advice. Holders of stock options or common stock should consult their own tax advisors.

Shares issued upon exercise of options or upon stock grants under the Plan are "restricted securities" as defined under the Securities Act, unless a registration statement covering such shares is effective. Restricted shares cannot be freely sold and must be sold pursuant to an exemption from registration (such as Rule 144) which exemptions typically impose conditions on the sale of the shares.

As of December 31, 2006, options to purchase an aggregate of 3,050,000 shares of our common stock have been granted under the Plan, of which 2,500,000 remain outstanding.

Indemnification and Limitation on Liability of Directors

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Colorado Business Corporation Act (the "CBCA") allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to our company or our stockholders;
•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;
•	violations of certain laws; or
•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the Articles.

Certain Relationships and Related Transactions

Transactions with Officers and Directors. In 1998 and 1999, we issued a total of 1,900,000 shares of common stock each to William and David Reid, our officers and directors. The shares, commonly called "founders' shares," were issued for a price of $.0005 per share in the form of services rendered in connection with the organization of our company.

During 2001, William and David Reid purchased an additional 100,000 shares each in exchange for the cancellation of debentures purchased by them. The shares issued in those transactions were valued at a total of $50,000, or $0.25 per share.

On January 2, 2005, we issued a total of 1,750,000 shares to William and David Reid and William Pass for services rendered. William Pass was our financial consultant, and the owner of more than five percent of our common stock at that time. Of that amount, 1,000,000 shares were issued to William Reid, 500,000 to David Reid and 250,000 shares to William Pass. The shares were valued at a total of $437,500, or $0.25 per share, based on the contemporaneous sales of our stock to independent third parties. Messrs. William and David Reid were the only members of our Board of Directors participating in the decision to issue the shares in these transactions. However, our Board determined that the transactions were no less favorable than could have been obtained from an unaffiliated third party.

Each of our officers advanced money to us to meet short-term working capital requirements. The loans were represented by promissory notes totaling $160,000, which were non-interest bearing and due on demand. We used the proceeds of the IPO to repay the notes.

U.S. Gold Corporation. During the period July 1, 2000 through December 31, 2001, we issued a total of 2,560,000 shares to U.S. Gold Corporation in connection with a management agreement executed with that entity. U.S. Gold Corporation was previously the owner of more than five percent of our common stock. Each of the shares issued in those transactions was valued at between $0.14 and $0.17 per share, based on the estimated fair market value of our stock as of the date of the transaction.

Effective January 1, 2002, we executed a new management agreement with U.S. Gold which continued through December 31, 2002. Under the terms of that agreement, we agreed to pay U.S. Gold $30,000 per month, or a total of $360,000. During 2002, we paid a total of $30,000 under that agreement. During 2005, we satisfied the remaining obligation by paying $10,000 in cash and issuing 1,280,000 shares of our common stock at its fair market value of $0.25 per share. Messrs. William and David Reid were officers and directors of our company and of U.S. Gold at the time of these transactions.

Subscription with Heemskirk. During 2005, we issued a total of 2,150,000 shares of our common stock to Heemskirk Consolidated Limited, an Australian corporation. Heemskirk is the owner of more than five percent of our common stock, but had no relationship before it purchased the stock. Heemskirk paid a total of $1,075,000 for its stock, or $0.50 per share.

Under the terms of its agreement with us, Heemskirk also has the first right to acquire all or a part, but not less than 25%, of any securities offered by us in the future and to participate in any debt financing that we propose during the period until August 2008. Heemskirk also holds a first right of refusal to acquire any or all of our interest in mining properties located in Mexico if we receive an offer from a third party and propose to sell our interest pursuant to that offer.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 30, 2007, there are a total of 28,139,552 shares of our common stock outstanding, our only class of voting securities currently outstanding. The following table describes the ownership of our voting securities by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. All share amounts have been adjusted to reflect a two-for-one split of our outstanding stock effective February 21, 2005. Unless otherwise stated, the address of each of the individuals is our address, 222 Milwaukee Street, Suite 301, Denver, Colorado 80206. All ownership is direct, unless otherwise stated.

In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual exercisable within 60 days is exercised, but not the options owned by any other individual.

Name and Address of	Shares Beneficially Owned
Beneficial Owner	Number	Percentage (%)
William W. Reid(1)	5,219,606(5)(6)	18.0%

David C. Reid(1)	4,311,539(7)	15.0%

Bill M. Conrad(2)	600,000(8)	2.1%

Frank Jennings (3)	0	0.0%

Beth Reid	5,219,606(9)	18.0%
25 Downing Street, #1-501
Denver, CO 80218

Heemskirk Consolidated Limited(4)	2,400,000	8.5%
Box 96, Collins Street West
Melbourne, Victoria 8007 Australia

All officers and directors as a group
(4 persons)	10,131,145(5)(6)(7)(8)(9)	33.7%
____________________
(1) Officer and director.
(2) Director.
(3)  Officer.
(4)  Heemskirk Consolidated Limited identified Kevin Robinson as the individual with the authority to vote and dispose of these shares. Mr. Robinson has no affiliation or relationship to our company or our management except as a representative of Heemskirk.
(5) Includes options to purchase 800,000 shares which are currently exercisable.
(6) Includes 2,200,000 shares owned by the reporting person's spouse, of which he disclaims beneficial ownership.
(7) Includes options to purchase 600,000 shares which are currently exercisable.
(8) Includes options to purchase 500,000 shares which are currently exercisable.
(9) Includes 3,019,606 shares owned by the reporting person's spouse, of which she disclaims beneficial ownership.

_______________________________

Changes in Control

One of the holders of more than 5% of our common stock, Heemskirk Consolidated Limited, holds the first right to acquire any stock offered by us in the future. While we have no plans to issue any other stock in the future, to the extent we do and this entity exercises its right to acquire all or a portion of that stock, its percentage ownership interest in our company may increase. This may result in a change in control.

SELLING SHAREHOLDERS

On behalf of certain of our shareholders, we have agreed to file a registration statement with the SEC covering the resale of our common stock as described in the table below. Of the shares offered by the selling shareholders under this prospectus, 4,322,000 shares were sold in a Private Placement and 257,700 were issued as a finder’s fee in connection with the Private Placement. Of the remaining shares offered by the selling shareholders, 280,000 shares were issued as compensation to consultants of our company to whom we granted “piggy-back” registration rights in connection with those shares and 1,000,000 shares are being registered by William Reid, our Chairman and Chief Executive Officer. All of these outstanding shares have been held by our shareholders for less than two years except the shares held by Mr. Reid. We have also agreed to use our best efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling shareholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act. We will pay the costs and fees of registering the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement which we have filed with the SEC, of which this prospectus forms a part, covers the resale of our common stock by the selling shareholders from time to time under Rule 415 of the 1933 Act. Our agreement with the selling shareholders is designed to provide those shareholders some liquidity in their ownership of common stock and to permit secondary public trading of our securities. The selling shareholders may offer our securities covered under this prospectus for resale from time to time. The selling shareholders may also sell, transfer or otherwise dispose of all or a portion of our securities in transactions exempt from the registration requirements of the 1933 Act. (See "PLAN OF DISTRIBUTION").

The table below presents information as of January 30, 2007 regarding the selling shareholders and our common stock that the selling shareholders may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by those shareholders. Except as otherwise noted, the individuals listed in the table below have sole voting and investment power over the shares. Although we have assumed, for purposes of the table below, that the selling shareholders will sell all of the securities offered by this prospectus, because they may offer all or some of the securities in transactions covered by this prospectus or in another manner, no assurance can be given as to the actual number of shares that will be resold by the selling shareholders. Information covering the selling shareholders may change from time to time, and changed information will be presented in a supplement to this prospectus if and when required. If there is a change in the selling shareholders, and the new selling shareholders, any pledges, donees or transferees wish to rely upon this prospectus in the resale of their shares, we will file an amendment to the registration statement of which this prospectus is a part. Except as described above, there are no agreements, arrangements or understandings with respect to resale of any of the securities covered by this prospectus.

	Number of		Number
	Shares Owned		of Shares	Shares Owned
Name of	Prior to the		to be	After Offering (1)
Selling Shareholder	Offering		Offered	Number		Percent

Suzanne Veilleux, IRA
Contributory Account:
9061-1902(2)	23,000		20,000	3,000		*
Stuart G. Gauld	35,000		25,000	10,000		*
Verne P. Collier	77,000		17,000	60,000		*
Semper Gestion SA(3)	350,000		350,000	0		0.0%
Sequoia Diversified Growth Fund
℅ Semper Gestion SA(4)	400,000		400,000	0		0.0%
Sequoia Aggressive Growth Fund
℅ Semper Gestion SA(4)	900,000		900,000	0		0.0%
RIG Fund II
℅ Semper Gestion SA(4)	250,000		250,000	0		0.0%
Global Gold & Precious
℅ Global Gestion(5)	300,000		300,000	0		0.0%
Aran Asset Management SA(6)	150,000		150,000	0		0.0%
Quilvest Banque Privee(7)	135,000		135,000	0		0.0%
PIM Gestion France SA
℅ UG Agri Croissance(8)	515,000		515,000	0		0.0%
CBarney Investments, Ltd.(9)	100,000		100,000	0		0.0%
Stuart G. Gauld IRA Rollover
SEC CORP CTDN(10)	25,000		25,000	0		0.0%
Lazarus Investment Partners
LLLP(11)	563,000		563,000	0		0.0%
Phillip M. Barone	15,000		15,000	0		0.0%
Andrew P. Vander Ploeg, TTEE	150,000		150,000	0		0.0%
Felix Martinez, Jr., M.D.	20,000		20,000	0		0.0%
Kenneth D. Wasserman	25,000		25,000	0		0.0%
Susan K. Huebner	12,500		12,500	0		0.0%
James B. Jaqua	20,000		20,000	0		0.0%
Robert M. Nieder	25,000		25,000	0		0.0%
Lawrence Chimerine	20,000		20,000	0		0.0%
Steve Plissy	8,000		8,000	0		0.0%
Kent J. Lund	8,000		8,000	0		0.0%
Thomas D. Wolf	8,000		8,000	0		0.0%
Wendell D. Holt	10,000		10,000	0		0.0%
Elmer F. Molitor	10,000		10,000	0		0.0%
Jerry D. Barney	25,000		25,000	0		0.0%
Jeffrey L. Zimmerman	50,000		50,000	0		0.0%
Gary Blake & Patricia Blake	10,000		10,000	0		0.0%
Deadbug Partnership (12) (13)	20,000		20,000	0		0.0%
Michael Donnelly (13)	5,572		5,572	0		0.0%
Robert J. Richmeier Jr. (13)	8,144		8,144	0		0.0%
John P. Schmaker (13)	5,450		5,450	0		0.0%
Vicki Barone(13)	18,780		18,780	0		0.0%
Margaret M. Bathgate (13)	100,000		100,000	0		0.0%
Brian Curd (13)	8,653		8,653	0		0.0%
Marc Bathgate (13)	10,320		10,320	0		0.0%
David Drennan (13)	1,500		1,500	0		0.0%
Andrea Bauer (13)	1,500		1,500	0		0.0%
Steven Bathgate (13)	10,544		10,544	0		0.0%
Richard Huebner (13)	9,563		9,563	0		0.0%
Joseph Lavigne (13)	11,574		11,574	0		0.0%
Wilson Davis & Co.(14)	4,500		4,500	0		0.0%
Ian J. Cassel	47,100		47,100	0		0.0%
Tara Capital Ventures(15)	430,000		430,000	0		0.0%
William W. Reid(16)	5,219,606	(17)(18)	1,000,000	4,219,606	(17)(18)	14.6%
TOTAL:			5,859,700	4,292,606

____________________
* Less than 1%
(1) Assumes that all of the shares offered hereby are sold, of which there is no assurance.
(2) The selling shareholder identified Suzanne Veilleux as the individual who has voting and investment power over these shares.
(3) The selling shareholder identified Henri de Raemy as the individual who has voting and investment power over these shares.
(4) The selling shareholder identified Olivier Couriel as the individual who has voting and investment power over these shares.
(5) The selling shareholder identified Jean Bernard Guyon as the individual who has voting and investment power over these shares.
(6) The selling shareholder identified Michael C. Thalmann as the individual who has voting and investment power over these shares.
(7) The selling shareholder identified Catherine Lamarre as the individual who has voting and investment power over these shares.
(8) The selling shareholder identified Jacques de Pontac as the individual who has voting and investment power over these shares.
(9) The selling shareholder identified Cynthia M. Malloy as the individual who has voting and investment power over these shares.
(10) The selling shareholder identified Stuart G. Gauld as the individual who has voting and investment power over these shares.
(11) The selling shareholder identified Justin Borus as the individual who has voting and investment power over these shares.
(12) The selling shareholder identified Joseph A. Lavigne as the individual who has voting and investment power over these shares.
(13) The selling shareholder is associated with a registered United States broker-dealer, Bathgate Capital Partners, LLC. The listed individual has voting and investment power over these shares.
(14) The selling shareholder is a registered United States broker-dealer. The selling shareholder identified Lyle Davis as the individual who has voting and investment power over these shares.
(15) The selling shareholder identified Peter Grut as the individual who has voting and investment power over these shares.
(16) Chairman, President and Chief Executive Officer of our company.
(17) Includes options to purchase 800,000 shares which are currently exercisable.
(18) Includes 2,200,000 shares owned by the reporting person's spouse, of which he disclaims beneficial ownership.

 ___________________________

Except as otherwise noted in the table above and to the best of our knowledge, the selling shareholders are not associated with or affiliates of United States broker-dealers, nor at the time of purchase did any of the selling shareholders have any agreements or understandings, directly or indirectly, with any persons to distribute the securities. Further, except as otherwise stated, none of the selling shareholders have any relationship to our company, except as a shareholder.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale in the over the counter market, in privately negotiated transactions or otherwise. The shares may be offered at prices prevailing in the market or at privately negotiated prices. The selling shareholders may negotiate, and may pay, brokers or dealers commissions, discounts or concessions for their services. In effecting sales, brokers or dealers engaged by the selling shareholders may allow other brokers or dealers to participate. However, the selling shareholders and any brokers or dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the brokers' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act.

The methods by which the selling shareholders may sell the shares of our common stock include:

•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block, as principal, in order to facilitate the transaction;
•	Sales to a broker or dealer, as principal, in a market maker capacity or otherwise and resale by the broker or dealer for its account;
•	Ordinary brokerage transactions and transactions in which a broker solicits purchases;
•	Privately negotiated transactions;
•	Short sales;
•	Any combination of these methods of sale; or
•	Any other legal method.

In addition to selling their shares under this prospectus, the selling shareholders may transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer, or sell their shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144. Any selling shareholder who uses this prospectus to sell his shares will be subject to the prospectus delivery requirements of the SecuritiesAct.

Regulation M under the Securities Exchange Act of 1934 provides that during the period that any person is engaged in the distribution of our shares of common stock, as defined in Regulation M, such person generally may not purchase our common stock. The selling shareholders are subject to these restrictions, which may limit the timing of purchases and sales of our common stock by the selling shareholders. This may affect the marketability of our common stock.

The selling shareholders may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. The selling shareholders do not expect these discounts and commissions to exceed what is customary for the type of transaction involved. If required, a supplement to his prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions, concessions or other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any broker or dealer or agent against certain liabilities relating to the selling of the shares, including liabilities arising under the Securities Act.

Upon notification by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 60,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 per share. As of January 30, 2007, we had 28,139,552 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.

The following discussion summarizes the rights and privileges of our capital stock. This summary is not complete, and you should refer to our Articles of Incorporation, as amended, which have been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to stockholders, including the election of directors. Cumulative voting for directors is not permitted. Except as provided by special agreement, the holders of common stock are not entitled to any preemptive rights and the shares are not redeemable or convertible. All outstanding common stock is, and all common stock offered hereby will be, when issued and paid for, fully paid and nonassessable. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding or otherwise reserved under obligations for issuance by us) by the affirmative vote of a majority of shares cast at a meeting of our shareholders at which a quorum is present.

Our Articles of Incorporation and Bylaws do not include any provision that would delay, defer or prevent a change in control of our company. However, as a matter of Colorado law, certain significant transactions would require the affirmative vote of a majority of the shares eligible to vote at a meeting of shareholders which requirement could result in delays to or greater cost associated with a change in control of the company.

The holders of our common stock are entitled to dividends if, as and when declared by our Board of Directors from legally available funds, subject to the preferential rights of the holders of any outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and prior to distribution rights, if any, of any series of outstanding preferred stock.

Preferred Stock

Our Articles of Incorporation vest our Board of Directors with authority to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether preferred stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on preferred stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of preferred stock; (vi) the terms and conditions by which preferred stock may be converted, if the preferred stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

As of the date of this prospectus, we have not designated or authorized any preferred stock for issuance.

Restrictions on Future Sales of Our Common Stock

Under the terms of an agreement entered into with one holder of our common stock, we are obligated to offer that entity the first right to purchase our common stock in any future offering until August 2008. We do not believe the terms of this arrangement will affect the market for our common stock, or our future operations. However, it provides the holder the ability to preserve or increase its percentage interest in our company.

Transfer Agent

We have appointed Corporate Stock Transfer, Inc. ("CST") in Denver as transfer agent for our common stock. CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

Reports to Shareholders

Following the date of this prospectus, we will be required to file periodic reports with the SEC, including quarterly and annual reports containing financial information about our company. In the future, we may register our common stock with the SEC under the Securities Exchange Act of 1934. At that time, we would be required to deliver an annual report to our shareholders in conjunction with each annual meeting of shareholders. Copies of the reports that we file with the SEC can be viewed on the SEC website. (See "WHERE YOU CAN FIND MORE INFORMATION").We may also deliver quarterly or other periodic information to our shareholders.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

In May 2006, the SEC declared effective a registration statement covering the resale of approximately 8,900,000 share of common stock by the selling shareholders named in that prospectus, as well as 4,600,000 shares sold by us. Of the outstanding shares which were not registered in the May 2006 registration, all are immediately eligible for sale under Rule 144. As a result, all of our outstanding shares of common stock are currently eligible for sale.

Rule 144

In general, under Rule 144 as currently in effect, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•
the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC if our common stock is listed on a national securities exchange or quoted on the automated quotation system of a national securities organization at the time of the proposed sale. Otherwise the volume limitation is limited to 1% of our then-outstanding common stock.

Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 144(k)

A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy any document we file at the SEC's Public Reference Rooms at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our SEC filings by going to the SEC's website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 to register the shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us or our common stock, you may refer to the registration statement and to the exhibits filed as part of the registration statement. The description of all agreements or the terms of those agreements contained in this prospectus are specifically qualified by reference to the agreements, filed or incorporated by reference in the registration statement.

We will provide copies of our reports and other information which we file with the SEC without charge to each person who receives a copy of this prospectus. Your request for this information should be directed to our President, William Reid, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the SEC and on the SEC's website as described above.

LEGAL MATTERS

We have been advised on the legality of the shares included in this prospectus by Dufford & Brown, P.C., of Denver, Colorado.

EXPERTS

Our financial statements as of December 31, 2005 and for the two years then ended included in this prospectus have been included in reliance on the report of Stark Winter Schenkein & Co., LLP, our independent registered public accounting firm. These financial statements have been included on the authority of this firm as an expert in auditing and accounting.

1

FINANCIAL STATEMENTS

Page

Index to Financial Statements	F-1

Consolidated Balance Sheet (unaudited) as of September 30, 2006	F-2

Consolidated Statements of Operations (unaudited) for the
three months ended September 30, 2006 and 2005	F-3

Consolidated Statements of Operations (unaudited) for the
nine months ended September 30, 2006 and 2005, and
Inception to September 30, 2006	F-4

Consolidated Statements of Cash Flows (unaudited) for the
nine months ended September 30, 2006 and 2005, and
Inception to September 30, 2006	F-5

Notes to Consolidated Financial Statements (unaudited)	F-6

Years Ended December 31, 2005 and 2004

Report of Independent Registered Public Accounting Firm	F-11

Consolidated Statements of Operations for the years
ended December 31, 2005 and 2004 and the period
August 24, 1998 (Inception) to December 31, 2005	F-12

Consolidated Balance Sheet at December 31, 2005	F-13

Consolidated Statements of Changes in Shareholders' Equity
(Deficit) for the period from Inception (August 24, 1998)
to December 31, 2005	F-14

Consolidated Statements of Cash Flows for the years ended
December 31, 2005 and 2004, and the period
August 24, 1998 (Inception) to December 31, 2005	F-15

Notes to Consolidated Financial Statements	F-16

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEET
as of September 30, 2006
(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$3,298,609
Total current assets	3,298,609

Investment in mineral properties	-
Fixed assets - net	42,201
Other assets	1,469

Total assets	$3,342,279

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$15,519
Accrued stock compensation	275,000
Total current liabilities	290,519

Shareholders' equity:
Preferred stock - $0.001 par value, 5,000,000 shares authorized:
No shares issued or outstanding	-
Common stock - $0.001 par value, 60,000,000 shares authorized:
23,044,852 shares issued and outstanding	23,045
Additional paid-in capital	8,702,846
Accumulated (deficit) during the exploration stage	(5,673,478)
Other comprehensive income:
Currency translation adjustment	(653)
Total shareholders' equity	3,051,760

Total liabilities and shareholders' equity	$3,342,279

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2006 and 2005
(Unaudited)

	2006	2005

Other Revenues:
Interest income	$7,113	$3,248

Costs and Expenses:
General and administrative	316,619	63,005
Stock Based Compensation - general and administrative
Stock awards	275,000	-
Property acquisition	100,000	79,051
Property exploration and evaluation	150,647	321,384
Depreciation	4,050	3,917
Total costs and expenses	846,316	467,357

Net (loss)	(839,203)	(464,109)

Other comprehensive income:
Currency translation gain (loss)	197	(81)

Net comprehensive (loss)	$(839,006)	$(464,190)

Net (loss) per common share:
Basic and Diluted	$(0.04)	$(0.03)

Weighted average shares outstanding:
Basic and Diluted	19,597,963	16,547,781

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
for the nine months ended September 30, 2006 and 2005,
and for the period from Inception (August 24, 1998) to September 30, 2006
(Unaudited)

			Inception
			(August 24, 1998) to
	2006	2005	September 30, 2006

Other Revenues:
Interest income	$7,954	$3,311	$15,913

Costs and Expenses:
General and administrative	781,090	103,142	1,210,396
Stock Based Compensation - general and administrative
Stock awards	375,000	87,500	962,500
Grant of stock options	141,350	-	141,350
Management contract - U. S. Gold, related party	-	-	752,191
Property acquisition	100,000	95,796	458,681
Property exploration and evaluation	361,735	393,783	2,144,875
Depreciation	12,150	3,917	19,398
Total costs and expenses	1,771,325	684,138	5,689,391

Net (loss)	(1,763,371)	(680,827)	(5,673,478)

Other comprehensive income:
Currency translation gain (loss)	(792)	165	(653)

Net comprehensive (loss)	$(1,764,163)	$(680,662)	$(5,674,131)

Net (loss) per common share:
Basic and Diluted	$(0.09)	$(0.04)

Weighted average shares outstanding:
Basic and Diluted	18,794,296	15,425,922

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the nine months ended September 30, 2006 and 2005,
and for the period from Inception (August 24, 1998) to September 30, 2006
(Unaudited)

			Inception
			(August 24, 1998) to
	2006	2005	September 30, 2006

Cash flows from operating activities:
Net cash (used in) operating activities	$(1,238,773)	$(654,203)	$(3,804,782)

Cash flows from investing activities:
Capital expenditures	-	(39,271)	(61,732)
Net cash (used in) investing activities	-	(39,271)	(61,732)

Cash flows from financing activities:
Cash proceeds from sale of stock and exercise of options	4,361,200	1,422,500	6,615,123
Proceeds from debentures - founders	-	-	50,000
Proceeds from exploration funding agreement - Canyon Resources	-	-	500,000
Net cash provided by financing activities	4,361,200	1,422,500	7,165,123

Net increase in cash and equivalents	3,122,427	729,026	3,298,609

Cash and equivalents at beginning of period	176,182	9,560	-

Cash and equivalents at end of period	$3,298,609	$738,586	$3,298,609

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

1. Summary of Significant Accounting Policies

Basis of Presentation. The interim consolidated financial statements included herein have been prepared by Gold Resource Corporation (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) pursuant to Item 310 of Regulation S-B. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position as of September 30, 2006, results of operations for the three months and nine months ended September 30, 2006 and 2005, and cash flows for the nine months ended September 30, 2006 and 2005, as applicable, have been made. The results for these interim periods are not necessarily indicative of the results for the entire year. The accompanying financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company’s prospectus dated May 15, 2006.

The Company was organized under the laws of the State of Colorado on August 24, 1998. The Company has been engaged in the exploration for precious and base metals, primarily in Mexico, as an exploration stage company. The Company has not generated any revenues from operations. The consolidated financial statements included herein are expressed in United States dollars, the Company's functional currency.

Basis of Consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned Mexican corporate subsidiaries, Don David Gold S.A. de C.V. and Golden Trump S.A. de C.V. The expenditures of Don David Gold and Golden Trump are generally incurred in Mexican pesos. Significant inter-company accounts and transactions have been eliminated.

Estimates. The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. Estimates that are critical to the accompanying consolidated financial statements include the identification and valuation of derivative instruments, and the amortization of discounts on convertible securities arising from warrants and bifurcated derivative instruments. Management bases its estimates and judgements on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. Estimates and assumptions are revised periodically and the effects of revisions are reflected in the financial statements in the period it is determined to be necessary.

Per Share Amounts. SFAS 128, “Earnings Per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. Potentially dilutive securities, such as common stock options, are excluded from the calculation when their effect would be anti-dilutive. As of September 30, 2006, options to purchase 2,700,000 shares of common stock would have an anti-dilutive effect and were therefore excluded from the calculation.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

Stock Option Plans. Effective January 1, 2006, the Company implemented SFAS 123(R), “Accounting for Stock-Based Compensation,” requiring the Company to provide compensation costs for the Company's stock option plans determined in accordance with the fair value based method prescribed in SFAS 123(R). The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provides for expense recognition over the service period, if any, of the stock option.

Prior to January 1, 2006, the Company applied APB Opinion 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost was recognized for stock options issued to employees as the exercise price of the stock options granted by the Company equaled or exceeded the market price of the underlying common stock on the date of grant.

Foreign Operations. The Company's present exploration activities are in Mexico. As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of the Company's investments.

Foreign Currency Translation. The local currency, the Mexican peso, is the functional currency for the Company's subsidiaries. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of shareholders' equity.

2. Going Concern

The Company's financial statements are prepared on a going concern basis, which contemplates the realization of assets and satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations through the sale and exchange of equity. The Company has incurred losses since its inception aggregating $5,673,478.

The Company's ability to continue as a going concern is contingent upon its ability to raise funds through the sale of equity, joint venture or sale of its assets, and attaining profitable operations. The Company sold 4,600,000 shares of common stock in a public offering under a Form SB-2 that was declared effective on May 15, 2006. The Company received cash proceeds of $4,351,200 (net of finders' fees of $248,800). Additional funds will be necessary in the future. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3. Mineral Properties

El Aguila. Effective November 1, 2002, the Company, through its subsidiary, Don David Gold S.A. de C.V., leased a prospective gold/silver property located in the State of Oaxaca, Mexico, designated the "El Aguila" property, from Jose Perez Reynoso, a consultant to the Company. The El Aguila property is an exploration stage property and incorporates approximately 4,685 acres. The lease agreement for El Aguila is subject to a 4% net smelter return royalty to the lessor where production is sold in the form of gold/silver ore and 5% for production sold in concentrate form. The Company has made periodic payments, in prior years, required under the lease which aggregated $260,000 through September 30, 2006. The final advance royalty payment of $100,000 was paid in September 2006.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

Through September 30, 2006, the Company has spent or incurred approximately $1,811,000 in acquisition, exploration and related costs for El Aguila of which approximately $462,000 was spent in 2006.

4. Property and Equipment

At September 30, 2006, property and equipment consisted of the following:

Trucks and autos	$37,998
Office furniture and equipment	23,602
Subtotal	61,600
Less: accumulated depreciation	(19,399)
Total	$42,201

5. Income Taxes

The Company and its subsidiaries are subject to income taxes on income arising in, or derived from, the tax jurisdictions in which they operate.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are comprised mainly of net operating loss carry-forwards.

The reconciliation between the statutory federal tax rate and the effective tax rate as a percentage is as follows:

	2006	2005
Statutory federal income tax rate	34%	34%
Effect of net operating loss carry-forward	(24)	(31)
Effect of stock grants	(10)	(3)
Tax provision	-%	-%

At September 30, 2006, the Company estimates that its tax loss carry-forwards are approximately $3,808,000. These net operating loss carry-forwards (“NOL”) are available to offset future taxable income, if any, and expire at various dates through 2025. The principal difference between the accumulated deficit for book purposes and the NOL for income tax purposes relates to stock compensation expense which is not deductible for tax purposes.

At this time, the Company is unable to determine if it will be able to utilize the potential benefit of the tax loss carry-forward. Accordingly, the Company has provided a valuation allowance for the entire amount of the deferred tax asset.

6. Shareholders’ Equity

Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one share of common stock, par value $.001, was issued for each share outstanding as of that date. These financial statements reflect the effect of this 100% stock split.

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

During the nine months ended September 30, 2006, the Company sold 4,600,000 shares of common stock in a public offering under a Form SB-2 registration statement that was declared effective by the Securities and Exchange Commission ("SEC") on May 15, 2006. The Company received cash proceeds of $4,351,200 (net of finders' fees of $248,800).

In addition to the sale of stock in its public offering, the Company issued shares of common stock in the following transactions during the nine months ended September 30, 2006. Cash proceeds of $10,000 were received pursuant to the exercise of options to purchase 40,000 shares of common stock. The Company also issued 100,000 restricted shares of common stock to a director, valued at $100,000, as partial consideration for his service on the Board of Directors.

During the nine months ended September 30, 2006, the Company agreed to issue 250,000 shares of restricted common stock in exchange for investor relations services. These shares were valued at $1.10 per share and a charge of $275,000 was recorded during the third quarter. These shares were issued subsequent to September 30, 2006.

Stock Options. The Company has a non-qualified stock option and stock grant plan under which stock options and stock grants may be granted to key employees, directors and others (the "Plan"). Options to purchase shares under the Plan must be granted at fair value as of the date of the grant. A total of 6,000,000 shares of common stock have been reserved under the Plan.

Effective January 1, 2006, the Company implemented the rules of SFAS 123(R), “Accounting for Stock-Based Compensation,” which requires the Company to expense as compensation the value of grants and options under the Company's stock option plan as determined in accordance with the fair value based method prescribed in SFAS 123(R). The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

During the nine months ended September 30, 2006, stock options were granted to purchase 1,100,000 shares of common stock at an exercise price of $1.00. The Company recorded stock option compensation expense of $141,350 based upon the minimum value method using the following assumptions: expected life of 2.75 years, stock price and fair market value on date of grant of $1.00, dividend yield of 0%, and interest rate of 5%.

The following table summarizes information about outstanding stock options at September 30, 2006:

	Number of shares	Weighted average exercise price

Outstanding, beginning of year	1,640,000	$0.25
Granted	1,100,000	$1.00
Exercised	(40,000)	$0.25
Outstanding, September 30, 2006	2,700,000	$0.56

GOLD RESOURCE CORPORATION AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2006
(Unaudited)

7. General and Administrative Expenses

General and administrative expense included the following for the nine months ended September 30, 2006 and 2005:

	2006	2005

Salaries, consulting fees and benefits	$374,094	$19,200
Legal and accounting	151,407	28,586
Investor relations	95,001	3,788
Travel related	83,202	15,356
Other	77,386	36,212
	$781,090	$103,142

8.  Related Party Transactions

During the nine months ended September 30, 2006, Messrs. William Reid and David Reid each loaned $160,000 to the Company. The loans were non-interest bearing and were due on demand. These loans were paid in full in September, 2006.

9.  Subsequent Events

Subsequent to September 30, 2006, the Company entered into agreements with various consulting firms to provide investor relations services in exchange for a combination of cash and shares of the Company’s common stock. These agreements are for various periods of time up to one year and provide for the issuance of up to 120,000 shares of restricted common stock and the issuance of up to 100,000 options to purchase common stock for an exercise price of $1.00. As of the date that this report was filed, 10,000 of these shares had been issued.

Also subsequent to September 30, 2006, the Company issued 200,000 shares of common stock pursuant to the exercise of stock options, and received cash proceeds of $50,000. The Company also issued 250,000 restricted common shares pursuant to the investor relations services agreement described in footnote 6.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Gold Resource Corporation

        We have audited the accompanying consolidated balance sheet of Gold Resource Corporation (an exploration stage company) as of December 31, 2005, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 2004 and 2005, and the period August 24, 1998 (inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates be management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gold Resource Corporation (an exploration stage company) as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2005, and the period August 24, 1998 (inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and has no revenue generating activities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stark Winter Schenkein & Co., LLP

March 15, 2006

Denver, Colorado

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2005 and 2004,
and Inception to December 31, 2005

	2005	2004	Inception (August 24, 1998) to December 31, 2005
Other Revenues:
Interest income	$6,174	$113	$7,959

Costs and Expenses:
General, administration	286,219	27,732	429,306
General adminstration—stock compensation expense	87,500	500,000	587,500
Management contract—U.S. Gold, related party	—	—	752,191
Property acquisition related	103,548	68,591	358,681
Property exploration and evaluation	739,570	257,383	1,783,140
Depreciation	7,248	—	7,248

Total Expenses	1,224,085	853,706	3,918,066

Net (loss)	(1,217,911)	(853,593)	(3,910,107)

Comprehensive income (loss):
Translation gain (loss)	200	(73)	139

Net comprehensive (loss)	$(1,217,711)	$(853,666)	$(3,909,968)

Basic and diluted per share data:
Net (loss)
Basic and diluted	$(0.08)	$(0.08)

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

CONSOLIDATED BALANCE SHEET

December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$176,182
Prepaid rent	14,977

Total current assets	191,159

Investment in mineral properties	—
Fixed assets-net	54,352
Other assets	1,469

Total assets	$246,980

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,837
Other liabilities-related parties	8,770

Total current liabilities	33,607

Shareholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, none issued or outstanding	—
Common stock, $.001 par value, 60,000,000 shares authorized, 18,304,852 shares issued and outstanding	18,305
Additional paid-in capital	4,105,036
Accumulated (deficit) during the exploration stage	(3,910,107)
Other comprehensive income:
Currency translation adjustment	139

Total shareholders' equity	213,373

Total liabilities and shareholders' equity	$246,980

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

For the period from Inception (August 24, 1998) to December 31, 2005

	Number of Common Shares	Stock Par Value	Additional Paid-in Capital	Accumulated (Deficit)	Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
Balance—Inception August 24, 1998	—	$—	$—	$—	$—	$—
Shares for contributed capital at $.005 per share—related parties	2,800,000	2,800	(1,400)	—	—	1,400
Net (loss)	—	—	—	(1,657)	—	(1,657)

Balance, December 31, 1998	2,800,000	2,800	(1,400)	(1,657)	—	(257)
Shares for contributed capital at $.005 per share—related parties	1,000,000	1,000	(500)	—	—	500
Net (loss)	—	—	—	(663)	—	(663)

Balance, December 31, 1999	3,800,000	3,800	(1,900)	(2,320)	—	(420)
Shares issued for management contract—related party at $.17 per share	1,226,666	1,226	202,578	—	—	203,804
Net (loss)	—	—	—	(205,110)	—	(205,110)

Balance, December 31, 2000	5,026,666	5,026	200,678	(207,430)	—	(1,726)
Shares issued for management contract—related party at $.14 per share	1,333,334	1,334	187,053	—	—	188,387
Conversion of debenture—related parties at $.25 per share	200,000	200	49,800	—	—	50,000
Sale of shares for cash at $.25 per share	820,000	820	204,180	—	—	205,000
Net (loss)	—	—	—	(346,498)	—	(346,498)

Balance, December 31, 2001	7,380,000	7,380	641,711	(553,928)	—	95,163
Shares issued for cash at $.25 per share	392,000	392	97,608	—	—	98,000
Shares issued for cash at $.17 per share	1,351,352	1,351	223,322	—	—	224,673
Net (loss)	—	—	—	(788,629)	(17)	(788,646)

Balance, December 31, 2002	9,123,352	9,123	962,641	(1,342,557)	(17)	(370,810)
Shares issued for cash at $.25 per share	577,000	577	143,673	—	—	144,250
Share issuance costs forgiven	—	—	25,327	—	—	25,327
Net (loss)	—	—	—	(496,046)	29	(496,017)

Balance, December 31, 2003	9,700,352	9,700	1,131,641	(1,838,603)	12	(697,250)
Shares issued for cash at $.25 per share	608,000	608	151,392	—	—	152,000
Shares issued in repayment of loan related to exploration agreement at $.42 per share	1,200,000	1,200	498,800	—	—	500,000
Shares issued as stock grant at $.25 per share	600,000	600	149,400	—	—	150,000
Net (loss)	—	—	—	(853,593)	(73)	(853,666)

Balance, December 31, 2004	12,108,352	12,108	1,931,233	(2,692,196)	(61)	(748,916)
Stock grant at $.25 per share	1,750,000	1,750	435,750	—	—	437,500
Stock option exercised at $.25 per share	10,000	10	2,490	—	—	2,500
Shares issued for cash at $.25 per share	276,000	276	68,724	—	—	69,000
Shares issued for satisfaction of payables at $.25 per share	1,280,000	1,280	318,720	—	—	320,000
Shares issued for cash at $.47 per share	2,728,500	2,729	1,272,271	—	—	1,275,000
Shares issued for cash at $.50 per share	122,000	122	60,878	—	—	61,000
Shares issued for cash at $.50 per share	30,000	30	14,970	—	—	15,000
Net (loss)	—	—	—	(1,217,911)	200	(1,217,711)

Balance, December 31, 2005	18,304,852	$18,305	$4,105,036	$(3,910,107)	$139	$213,373

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2005 and 2004,
and Inception (August 23, 1998) to December 31, 2005

	2005	2004	Inception (August 24, 1998) to December 31, 2005
Cash flows from operating activities:
Cash paid to property owners, consultants, contractors and suppliers	$(1,185,452)	$(387,402)	$(2,571,468)
Interest received	6,174	113	7,959
Income taxes paid	—	—	—

Cash (used in) operating activities	(1,179,278)	(378,289)	(2,563,509)

Cash flows from investing activities:
Capital expenditures	(61,600)	—	(61,732)

Cash (used in) investing activities	(61,600)	—	(61,732)

Cash flows from financing activities:
Sale of stock for cash and exercise of stock options	1,407,500	152,000	2,251,423
Conversion of debentures into stock-founders	—	—	50,000
Exploration agreement funding—Canyon Resources	—	100,000	500,000

Cash provided by financing activities	1,407,500	252,000	2,801,423

Increase (decrease) in cash and cash equivalents	166,622	(126,289)	176,182

Cash and cash equivalents, beginning of period	9,560	135,849	—

Cash and cash equivalents, end of period	$176,182	$9,560	$176,182

Reconciliation of net (loss) to cash (used in) operating activities:
Net (loss)	$(1,217,911)	$(853,593)	$(3,910,107)
Items not requiring cash:
Depreciation	7,248	—	7,248
Management fee paid in stock	—	—	392,191
Stock compensation	87,500	500,000	587,500
Issuance cost forgiven	—	—	25,327
Currency translation adjustment	200	(73)	139
(Increase) decrease in assets related to operations	(11,446)	—	(19,414)
Increase (decrease) in liabilities related to operations—
Other liabilities-related parties	(384,962)	—	8,770
Accounts payable and accrued liabilities	20,093	38,635	24,837
Related party payable paid with stock	320,000	(93,599)	320,000

Cash (used in) operating activities	$(1,179,278)	$(378,289)	$(2,563,509)

Non-cash financing and investing activities:
Conversion of Canyon Resources funding to common stock	$—	$500,000	$500,000

Conversion of debentures into common stock	$—	$—	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

1.     Summary of Significant Accounting Policies

        Basis of Presentation:    Gold Resource Corporation (the "Company") was organized under the laws of the State of Colorado on August 24, 1998. The Company has been engaged in the exploration for precious and base metals, primarily in Mexico, as an exploration stage company. The Company has not generated any revenues from operations. The consolidated financial statements included herein are expressed in United States dollars, the Company's functional currency.

        Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date. These financial statements reflect the effect of this 100% stock split.

        Basis of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned Mexican corporation subsidiaries, Don David Gold S.A. de C.V. and Golden Trump S.A. de C.V. The expenditures of Don David Gold and Golden Trump are generally incurred in Mexican pesos. Significant intercompany accounts and transactions have been eliminated.

        Statements of Cash Flows:    The Company considers cash in banks, deposits in transit, and highly liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

        Exploration and Development Costs:    Mineral property acquisition, exploration and related costs are expensed as incurred unless proven and probable reserves exist and the property is a commercially minable property. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and develop the property for production, may be capitalized. In addition, the Company may capitalize previously expensed acquisition and exploration costs if it is later determined that the property can economically be developed. Interest costs, if any, allocable to the cost of developing mining properties and to constructing new facilities are capitalized until operations commence. Mine development costs incurred either to develop new ore deposits, expand the capacity of operating mines, or to develop mine areas substantially in advance of current production are also capitalized. All such capitalized costs, and estimated future development costs, are then amortized using the units-of-production method over the estimated life of the ore body. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates, at least quarterly, the carrying value of capitalized mining costs and related property, plant and equipment costs, if any, to determine if these costs are in excess of their net realizable value and if a permanent impairment needs to be recorded. The periodic evaluation of carrying value of capitalized costs and any related property, plant and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        Property and Equipment:    Office furniture, equipment and vehicles are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to earnings while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

        Depreciation:    Depreciation of office furniture, equipment and vehicles is computed using straight-line methods. Office furniture, equipment and vehicles are being depreciated over the estimated economic lives ranging from 3 to 5 years.

        Property Retirement Obligation:    The Company implemented SFAS 143, "Accounting for Asset Retirement Obligations," effective January 1, 2003. SFAS 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period that it is incurred if a reasonable estimate of fair value can be made.

        The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company has determined that it has no property retirement obligations as of December 31, 2005.

        Stock Option Plans:    The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees", and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options issued to employees as the exercise price of the Company's stock options granted equals or exceeds the market price of the underlying common stock on the date of grant.

        SFAS 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123.

        Per Share Amounts:    SFAS 128, "Earnings Per Share," provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding during the period (16,164,715 for 2005 and 10,827,672 for 2004). Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, similar to fully diluted earnings per share. As of December 31, 2005 and 2004, stock options are not considered in the computation of diluted earnings per share as their inclusion would be antidilutive.

        Income Taxes:    The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes". Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        Use of Estimates:    The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Business Risks:    The Company continually reviews the mining and political risks it encounters in its operations. It mitigates the likelihood and potential severity of these risks through the application of high operating standards. The Company's operations have been and in the future may be, affected to various degrees by changes in environmental regulations, including those for future site restoration and reclamation costs. The Company's business is subject to extensive licensing, permitting, governmental legislation, control and regulations. The Company endeavors to be in compliance with these regulations at all times.

        Fair Value of Financial Instruments:    SFAS 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2005.

        The respective carrying value of certain on-balance-sheet financial instruments approximate their fair values. These financial instruments include cash, cash equivalents, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

        Concentration of Credit Risk:    The Company's cash balances are maintained in bank depositories and periodically exceed federally insured limits. At December 31, 2005, the Company's balances exceeded insured limits by $76,182.

        Foreign Operations:    The Company's present activities are in Mexico. As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, political action and political instability could impair the value of the Company's investments.

Foreign Currency Translation:    The local currency, the Mexican peso, is the functional currency for the Company's subsidiaries. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' equity.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

Recent Pronouncements:

        In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, "Inventory Costs." This Statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2006. The Company is currently evaluating the impact this new Standard will have on its operations, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS 153, "Exchanges of Non monetary Assets—an amendment of APB Opinion No. 29." This Statement amended APB Opinion 29 to eliminate the exception for non monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non monetary assets that do not have commercial substance. A non monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of this Standard is not expected to have any material impact on the Company's financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS 123 (revised 2004), "Share-Based Payment." This Statement requires that the cost resulting from all share-based transactions be recorded in the financial statements. The Statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement in accounting for share-based payment transactions with employees. The Statement also establishes fair value as the measurement objective for transactions in which an entity acquires goods or services from non-employees in share-based payment transactions. The Statement replaces SFAS 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees." The provisions of this Statement will be effective for the Company beginning with its fiscal year ending December 31, 2007. The Company is currently evaluating the impact this new Standard will have on its financial position, results of operations or cash flows.

        In March 2005, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 107 (SAB 107) which provides guidance regarding the interaction of SFAS 123(R) and certain SEC rules and regulations. The new guidance includes the SEC's view on the valuation of share-based payment arrangements for public companies and may simplify some of SFAS 123(R)'s implementation challenges for registrants and enhance the information investors receive.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies that the term "conditional asset retirement obligation' as used in SFAS 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN 47 requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is effective no later than the end of the fiscal year ending after December 15, 2005. The Company does not believe that FIN 47 will have a material impact on its financial position or results from operations.

        In August 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections." This statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement if the pronouncement does not include specific transition provisions, and it changes the requirements for accounting for and reporting them. Unless it is impractical, the statement requires retrospective application of the changes to prior periods' financial statements. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.

2.     Going Concern

        The Company's financial statements are prepared on a going concern basis, which contemplates the satisfaction of obligations in the normal course of business. The Company has no source of operating revenue and has financed operations through the sale and exchange of equity. The Company has incurred losses since its inception aggregating $3,910,107.

        The Company's ability to continue as a going concern is contingent upon its ability to raise funds through the sale of equity, joint venture or sale of its assets, and attaining profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern.

3.     Mineral Properties

El Aguila

        Effective November 1, 2002, the Company, through its subsidiary, Don David Gold S.A. de C.V. leased a prospective gold/silver property located in the state of Oaxaca, Mexico, designated the "El Aguila" property, from Jose Perez Reynoso, a consultant to the Company. The El Aguila property is an exploration stage property and incorporates approximately 4,685 acres as of December 31, 2005. The lease agreement for El Aguila is subject to a 4% net smelter return royalty to the lessor where production is sold in the form of gold/silver dore and 5% for production sold in concentrate form. The Company has made periodic payments required under the lease of $105,000 in 2005 and $30,000 in 2004. One remaining advance royalty payment of $100,000 is due in October 2006.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        In August 2003, the Company entered into an exploration agreement with Canyon Resources Corporation, a public company with shares traded on the American Stock Exchange under symbol "CAU" ("Canyon"), whereby Canyon had the right to earn a 50% interest in the El Aguila property from the Company in exchange for funding $3.5 million in exploration and development costs at the El Aguila property, or alternatively, Canyon could receive 1,200,000 shares of the common stock of the Company for funding $500,000 for exploration drilling at El Aguila. The $500,000 funding from Canyon was structured as a non-interest bearing loan. The drilling programs were completed in 2003 and included approximately 12,939 feet of drilling focused on one target area of the property. This exploration drilling encountered some mineralization which will require additional exploration drilling in order to fully evaluate. Effective September 1, 2004, Canyon elected to convert its loan of $500,000 into 1,200,000 shares of common stock of the Company, which represent approximately 6.6% of the outstanding shares at December 31, 2005.

        Through December 31, 2005, the Company has spent or incurred approximately $1,349,000 in acquisition, exploration and related costs for El Aguila of which approximately $743,900 was spend in 2005.

4.     Property and Equipment

        At December 31, 2005, property and equipment consisted of the following:

Trucks and autos	$37,998
Office furniture and equipment	23,602

Subtotal	61,600
Accumulated depreciation	(7,248)

Total	$54,352

5.     Income Taxes

        At December 31, 2005, the Company estimates tax loss carry forwards to be approximately $3,000,000 expiring through 2025. The principal difference between the net loss for book purposes and the net loss for income tax purposes relates to the $320,000 payment in shares to U.S. Gold Corporation ("U.S. Gold") which is deductible for tax purposes when recognized as income by U.S. Gold, and $587,500 expense for stock grants and stock bonus.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2005, are presented below:

Deferred tax assets:
Net operating (loss) carryforward	$1,020,000
Total gross deferred tax assets
Less valuation allowance	$1,020,000
Net deferred tax assets	(1,020,000)

—

Deferred tax liabilities:	—

Total net deferred tax asset	$—

        The Company believes at this time that it is unlikely that the net deferred tax asset will be realized. Therefore, a valuation allowance has been provided for net deferred tax asset. The change in valuation allowance was approximately $264,000 during 2005.

        A reconciliation of the tax provision for 2005 and 2004 at statutory rates is comprised of the following components:

	2005	2004
Statutory rate tax provision on book (loss)	$(421,000)	$(295,000)
Book to tax adjustments:
Stock grants	30,000	175,000
Valuation allowance	391,000	120,000

Tax provision	$—	$—

6.     Shareholders' Equity (Deficit)

        Effective February 21, 2005, the Company declared and effected a 100% forward stock split where one additional share of common stock, par value $.001, was issued for each common share outstanding as of that date. These financial statements have been restated to reflect the effect of this 100% stock split and the increase in authorized shares.

        The Company was formed August 24, 1998 by William W. Reid and David C. Reid (the "Founders"). During 1998 and 1999, the Founders received 3,800,000 shares of common stock valued at $1,900 for administrative and organization expenses. The Company remained generally inactive through 1999.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        Commencing July 1, 2000, the Company and U.S. Gold, a publicly traded Colorado corporation, entered into a management contract whereby U.S. Gold provided general management of the business activities of the Company through December 31, 2001. Under this management contract, U.S. Gold was issued 2,560,000 shares of common stock of the Company. The 2,560,000 shares were valued at $392,191 or approximately $.15 per share. Through this arrangement the Company benefited from experienced management without the need to raise cash funding for the related cost of such management and administration. The Company was, however, responsible for all additional funding needed.

        During 2001, the Founders made convertible debenture loans to the Company and then converted $50,000 in convertible debentures into 200,000 shares of common stock of the Company at a conversion price of $.25 per share.

        In September 2001, the Company commenced the sale of its common shares under exemptions offered by federal and state securities regulations. During 2001 the Company sold 820,000 shares at $.25 per share to various parties, and as noted above, Founders converted debenture debt of $50,000 into 200,000 shares at $.25 per share.

        During 2002, the Company sold 392,000 shares at $.25 per share ($98,000) to various parties and 1,351,352 shares at approximately $.17 per share ($224,673) to an institutional investor, RMB International (Dublin) Limited ("RMB").

        During 2003, the Company sold 577,000 shares at $.25 per share raising net proceeds of $144,250. Effective September 30, 2003, U.S. Gold acquired the RMB shares in exchange for U.S. Gold shares, and terminated the obligation of the Company to pay RMB approximately $25,327 in transaction costs, which was added back into paid-in-capital.

        In August 2003, the Company entered into an exploration agreement with Canyon Resources Corporation, a public company with shares traded on the American Stock Exchange under symbol "CAU" ("Canyon"), whereby Canyon, effective September 1, 2004, elected to convert their prior funding of $500,000 into 1,200,000 shares of common stock of the Company representing approximately 6.5% of the outstanding shares as of December 31, 2005. Related to this agreement, Canyon shall have a right of first offer related to any sale of common shares by the Company with 14 days after written notice by the Company to elect to accept the offer and 10 days thereafter to close any such purchase.

        During 2004, the Company sold 608,000 shares at $.25 per share raising net proceeds of $152,000. Also during 2004, as explained further in Note 3, the Company issued 1,200,000 shares at approximately $.42 per share to Canyon for $500,000 in repayment of a loan for funding of exploration cost at the El Aguila property. Also during 2004, the Company made a stock grant of 600,000 shares at $.25 per share or $150,000 to a consultant of the Company, Jose Perez Reynoso.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        Effective January 2, 2005, the Company made common stock awards to its two executive officers and a consultant of an aggregate 1,750,000 shares valued at $.25 per share for an aggregate $437,500 for services to the Company for 2004 and through June 30, 2005 of which $306,250 was expensed and accrued during the nine months ended September 30, 2004, $43,750 was expensed during the fourth quarter of 2004 and $87,500 was expensed in 2005. Of this total William W. Reid received 1,000,000 shares, David C. Reid received 500,000 shares and William F. Pass received 250,000 shares. Also effective January 2, 2005, a stock option agreement with William F. Pass covering 400,000 shares of common stock at exercise price of $.25 per share was reduced by 250,000 shares leaving 150,000 shares remaining subject to option.

        During 2005, the Company sold 3,156,500 shares for an aggregate $1,420,000. Included in this total, in July and August 2005, the Company closed transactions under a Subscription Agreement and Stock Purchase Option Agreement with Heemskirk Consolidated Limited ("Heemskirk"), an Australian global mining house, whereby Heemskirk purchased 2,000,000 shares of common stock of the Company at $.47 per share net of a finders fee paid to a third party of 140,000 shares valued at $.47 per share. Heemskirk had already been a shareholder of the Company and with these transactions they currently own a total of 2,150,000 shares as of December 31, 2005, representing approximately 11.75% of the outstanding shares of the Company. The Company agreed to give Heemskirk a first right of offer for any financings, including sale of equity, the Company may pursue, subject to the prior rights of Canyon discussed above. During August 2005, the Company sold 400,000 shares to another investor raising $200,000 with a finders fee paid to a third party of 28,000 shares.

        In addition, during 2005 an individual exercised stock options for 10,000 shares for $2,500. In June 2005, the Company issued 1,280,000 shares to U.S. Gold Corporation in satisfaction of $320,000 owed for a prior years management contract.

        The Company may continue to raise capital through the sale of its common shares and may also seek other funding or corporate transactions to achieve its business objectives.

        As of December 31, 2005, the Founders beneficially own a total of 8,131,145 shares or approximately 44% of the outstanding shares.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

        The Company has a non-qualified stock option and stock grant plan under which stock options and stock grants may be granted to key employees, directors and others (the "Plan"). Options to purchase shares under the Plan must be granted at fair value as of the date of the grant. A total of 6,000,000 common shares have been reserved under the Plan. In 2004, the option agreement with Mr. Reynoso was terminated and as discussed above, the Company awarded Mr. Reynoso a stock award of 600,000 common shares outside of the Plan valued at $.25 per share. Also during 2004, the Company granted stock options covering 400,000 shares with an exercise price of $.25 per share to William Reid, 200,000 shares to David Reid and 100,000 shares to Mr. Pass. Effective January 2, 2005, the stock option agreement with Mr. Pass covering 400,000 shares of common stock at exercise price of $.25 per share was reduced by 250,000 shares leaving 150,000 shares remaining subject to option at December 31, 2005. All of these individuals were determined to be a key person to the benefit of the Company. No compensation costs were recorded related to the issuances of stock options. No other stock options have been granted under the Plan.

	2005		2004
	Shares	Weighted Average Exercise Prices	Shares	Weighted Average Exercise Prices
Outstanding, beginning of year	1,900,000	$.25	1,800,000	$.25
Granted	—	$.25	700,000	$.25
Terminated	(250,000)	$.25	(600,000)	$.25
Exercised	(10,000)	—	—	—

Outstanding, end of year	1,640,000	$.25	1,900,000	$.25
Options exercisable, end of year	1,640,000	$.25	1,900,000	$.25

Weighted average fair value of Option granted during year	$.25		$.25

        SFAS 123 requires the Company to provide proforma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS 123. The fair value of the option grants is estimated on the date of grant utilizing the minimum value option-pricing model using the following assumptions: Expected life 10 years, stock price on date of grant $.25, fair market value on date of grant $.25, dividend yield 0% and interest rate 3%. These results may not be representative of those to be expected in future years. The pro-forma results of operations for 2005 and 2004 are as follows:

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

	2005	2004
Net (loss)
As reported	$(1,217,911)	$(853,666)
Proforma	$(1,217,911)	$(899,166)
Basic and diluted (loss) per share
As reported	$(.08)	$(.08)
Proforma	$(.08)	$(.08)

7.     Rental Expense and Commitment and Contingencies

        In September 2005, the Company entered into a 3 year lease on office space in Denver, Colorado. Annual minimum rental obligations over the life of the lease total $52,621. The Company prepaid the initial 12 month lease obligation. Remaining minimum lease obligations for calendar year 2006 total $4,406, for 2007 $17,683, and for 2008 $13,400.

8.     General and administrative expenses

        General and administrative expense included the following for the years ended December 31, 2005 and 2004:

	2005	2004
Salaries, consulting fees and benefits	$140,434	$—
Legal and accounting	73,856	11,923
Investor relations	11,038	—
Travel related	22,393	15,809
Other	38,498	—

	$286,219	$27,732

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

9.     Related Party Transactions:

U.S. Gold—

        Effective July 1, 2000, the Company and U.S. Gold entered into a management contract whereby U.S. Gold provided general management of the business activities of the Company through December 31, 2001 in exchange for 2,560,000 shares of common stock of the Company valued at $392,191 or approximately $.15 per share, representing the actual allocated internal costs recorded by U.S. Gold in its performance of the contract. Effective January 1, 2002, the Company and U.S. Gold entered into a second Management Contract with a duration of one year (the "2002 Management Contract"). Under the 2002 Management Contract, U.S. Gold provided general management of the business activities of the Company through December 31, 2002 in exchange for payment of $30,000 per month to U.S. Gold. The Company paid U.S. Gold $30,000 under the 2002 Management Contract and owed U.S. Gold $330,000 at December 31, 2004. In June 2005, the Company paid $10,000 and issued 1,280,000 shares to U.S. Gold Corporation in satisfaction of $320,000 owed.

        In July 2005, in connection with a change in control of U.S. Gold, the employment agreements of Messrs. William Reid, David Reid and William Pass with that entity were terminated. In partial payment of the obligations of U.S. Gold under those agreements, that entity transferred all its shares in the company to the two former U.S. Gold employees and Mr. Pass and U.S. Gold no longer owns an interest in our Company.

Jose Perez Reynoso—

        The Company has certain contractual business arrangements with Jose Perez Reynoso, a Mexican national and consultant to the Company. Mr. Reynoso has been retained as a full-time consultant to the Company at $5,000 per month during 2004 and increased to $7,000 per month effective July 2005 under a month-to-month arrangement. Mr. Reynoso was granted as a finders fee a 1% percent net smelter return royalty on the Zimapan property which royalty was terminated upon the Company dropping the Zimapan lease in August 2003. The Company also leased the El Aguila Property from Mr. Reynoso, paying him $5,000 advance royalty during 2002, $25,000 in 2003, $20,000 in 2004, and $105,000 in 2005. Also as noted in Footnote 4 above, Mr. Reynoso was granted a stock bonus of 600,000 common shares valued at $.25 per share for $150,000 during 2004 and a stock option agreement with Mr. Reynoso covering 600,000 common shares at exercise price of $.25 per share of the Company was terminated by mutual consent.

Other—

        During 2005 the executive officers and Mr. Reynoso have made certain cash advances to the Company to allow payment of certain obligations. The net amount of such advances was $8,770 which is reflected as a liability on the consolidated balance sheet as of December 31, 2005.

GOLD RESOURCE CORPORATION
(An Exploration Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

10.   Subsequent Events—

        Effective January 1, 2006, the Company entered into employment agreements with its executive officers which extend for a three-year term. Pursuant to the terms of those agreements, William Reid is being paid $240,000 and David Reid is being paid $170,000 annually. Each individual also participates in health and other insurance programs that the Company maintains. The employment agreements are automatically renewable for one-year terms unless either party gives notice to the other that they do not wish to renew the agreement, not less than 120 days prior to expiration.

        Pursuant to the terms of the employment agreements, the employee would be entitled to certain payments in the event their employment is terminated under certain circumstances. If the Company terminates the agreement without cause, or either executive officer terminates the agreement "with good reason," the Company would be obligated to pay two years of compensation in accordance with its regular pay periods. Termination by an executive officer with good reason includes a change in control.

        In February and March 2006, William and David Reid each loaned $50,000 to the Company. The loans are non-interest bearing and due on demand.

TABLE OF CONTENTS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until              , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
5,859,700 Shares GOLD RESOURCE CORPORATION Common Stock

Management's Discussion and Analysis
Or Plan of Operation..........................................21
Management......................................................27
Security Ownership of Certain

____________ PROSPECTUS ____________

_______________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Included in the prospectus.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the issuance and distribution of the securities being registered except selling discounts and commissions of the selling shareholders. The following table sets forth expenses and costs related to this offering (other than underwriting discounts and commissions) expected to be incurred with the issuance and distribution of the securities described in this registration statement. All amounts are estimates except for the Securities and Exchange Commission's registration fee:

SEC registration fee	$890
Legal fees	20,000
Accounting fees	5,000
Blue Sky filing fees and expenses	1,000
Printing and engraving expenses	1,000
Transfer Agent fees and expenses	0
Miscellaneous	2,110

Total	$30,000

Item 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the preceding three years, we have issued an aggregate of 19,464,200 shares of our common stock and 1,850,000 options without registering those securities under the Securities Act. The following information describes the transactions in which those securities were issued.

Between June 2003 and February 2005, we sold 1,583,000 shares of common stock to 26 individuals or entities at a price of $0.25 per share, or a total of $395,750. All of these individuals or entities were also friends, relatives or business contacts of the officers and directors of our company. We relied on the exemption from registration provided by Rule 504 of Regulation D of the Securities Act.

On April 4, 2004, we issued 600,000 shares of our common stock to Jose Perez Reynoso for services rendered to the Company valued at $150,000, or $0.25 per share. We relied on the exemption provided by Section 4(2) of the Securities Act.

On April 23, 2004, we issued 600,000 options to acquire our common stock to two employees and 100,000 options to a former consultant. Since March 22, 2005, the former consultant has exercised 250,000 options at a price of $0.25 per share, or a total of $62,500. All of these options and the shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

On September 1, 2004, we issued 1,200,000 shares of our common stock to Canyon Resources Corporation in connection with an exploration agreement executed with that entity. Canyon was afforded the opportunity to earn up to 50% of our interest in the El Aguila project in exchange for funding $3.5 million of exploration and, if warranted, development costs. After funding a minimum of $500,000, Canyon exercised an option to convert its investment into 1,200,000 shares of our common stock in September 2004. We relied on the exemption provided by Section 4(2) of the Securities Act in connection with this transaction.

On January 2, 2005, we issued 1,750,000 shares of our common stock to our two employees and a financial consultant for total consideration valued at $437,500, or $0.25 per share. We relied on the exemption provided by Section 4(2) of the Securities Act in offering these shares.

On February 21, 2005, our Board of Directors declared a two-for-one split of all outstanding common stock.

On April 18, 2005, we issued 150,000 shares to Heemskirk Consolidated Limited, a natural resource investment fund, for a total of $75,000, or $0.50 per share. On July 15, 2005 and August 2, 2005, we sold an additional 600,000 and 1,400,000 shares of our common stock, respectively, to Heemskirk, also at a price of $0.50 per share. On August 5, 2005, we sold 400,000 shares to a single, accredited investor, for a price of $0.50 per share. We relied on the exemption from registration provided by Regulation 506 of Regulation D in connection with these transactions.

On three separate occasions in 2005, we issued as a finder's fee to Declan Costelloe for services rendered in connection with locating two investors in the placements described in the immediately preceding paragraph. Those issuances equaled 10,500, 42,000 and 126,000 shares. In June 2005, we also issued 30,000 shares to David Wersebe for services rendered in connection with locating an investor. We relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with these transactions.

On June 3, 2005, we issued 1,280,000 shares of common stock to U.S. Gold Corporation in exchange for services rendered in the amount of $320,000, or $0.25 per share. Again, we relied on the exemption from registration provided by Section 4(2) of the Securities Act in connection with this transaction. The officers and directors of our company were also officers of the directors of U.S. Gold, so U.S. Gold was provided the same type of information that would have been included in a registration statement.

On May 30, 2006, we granted 100,000 shares of common stock to a director of our company valued at $100,000, or $1.00 per share. Additionally, we granted a total of 1,100,000 options to acquire common stock to the director and a new employee of the company. All of these options and the shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

On October 12, 2006, we issued 250,000 shares of our common stock to Tara Capital Ventures for services rendered to our company valued at $250,000, or $1.00 per share. We also granted options to acquire 50,000 shares of common stock for $1.00 per share to a public relations consultant. We relied on the exemption provided by Section 4(2) of the Securities Act for each of these transactions.

On three occasions in November and December 2006, we issued 10,000 shares of our common stock to Ian J. Cassel for services rendered to our company for an aggregate of 30,000 shares. We relied on the exemption provided by Section 4(2) of the Securities Act.

On December 7, 2006, we sold an aggregate of 4,322,000 shares of our common stock to subscribers in a private placement at a price of $1.20 per share, for gross proceeds of $5,186,400. We paid aggregate finder’s fees of $257,700 and 257,700 shares of common stock to certain finders in connection with the private placement. We relied on the exemption from registration provided by Regulation 506 of Regulation D for sales made in the United States and Rule 903 of Regulation S in connection with sales outside the United States. Each U.S. investor was an “accredited investor” within the meaning of Rule 501. Further, we did not engage in any general solicitation or advertising in connection with the offering and exercised reasonable care in to ensure that the purchasers were not underwriters, including the placement of legends restricting transfer on certificates representing the securities. The remainder of the shares were sold to persons who were not in the United States at the time of purchase or who were not “U.S. persons” as defined in Rule 902. We did not engage in any directed selling efforts in the United States in connection with the offering and placed legends on certificates representing the common stock restricting transfer in accordance with Regulation S.

In each transaction where we relied on Rule 504 or 506, we did not engage in any general solicitation or advertising. In each case, the subscriber was provided with a subscription agreement detailing the restrictions on transfer of the shares. Further, stop transfer restrictions were placed on each of the certificates issued in connection with the offering. In each of the offerings conducted pursuant to Rule 504, the offering price for the securities did not exceed $1 million during the twelve months before the start of and during that offering. In the offering conducted pursuant to Rule 506, each purchaser was reasonably believed to be an "accredited investor" under Rule 501 of the Securities Act.

In each case where we relied on the exemption provided by Section 4(2) of the Securities Act, we had a preexisting relationship with the investor and the offering was made to a very limited number of individuals or entities. We also took steps to insure that the investors had available the same type of information that would be included in a registration statement. Finally, each of certificates representing shares issued pursuant to that exemption has been inscribed by the restrictive legend required by Rule 144.

Item 27. EXHIBITS

The following exhibits are filed with, or incorporated by reference in, this registration statement:

3.1
Articles of Incorporation of the Company as filed with the Colorado Secretary of State on August 24, 1998 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 3.1, File No. 333-129321).

3.1.1
Articles of Amendment to the Articles of Incorporation as filed with the Colorado Secretary of State on September 16, 2005 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 3.1.1, File No. 333-129321).

3.2	Bylaws of the Company dated August 28, 1998 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 3.2, File No. 333-129321).

4	Specimen stock certificate (incorporated by reference from our amended registration statement on Form SB-2/A filed on March 27, 2006, Exhibit 4, File No. 333-129321).

5	Opinion on Legality.

10.1
Exploitation and Exploration Agreement between the Company and Jose Perez Reynoso dated October 14, 2002 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.1, File No. 333-129321).

10.2	Non-Qualified Stock Option and Stock Grant Plan (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.2, File No. 333-129321).

10.3	Form of Stock Option Agreement (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.3, File No. 333-129321).

10.4	Lease Agreement dated September 2005 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.4, File No. 333-129321).

10.5
Agreement dated July 28, 2003 between the Company and Canyon Resources Corporation (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.5, File No. 333-129321).

10.6
Agreement dated August 2, 2005 between the Company and Heemskirk Consolidated Limited (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.6, File No. 333-129321).

10.7
Agreement dated August 15, 2005 by and between the Company and Heemskirk Consolidated Limited (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.7, File No. 333-129321).

10.8
Employment Agreement between the Company and William W. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on March 27, 2006, Exhibit 10.8, File No. 333-129321).

10.9
Employment Agreement between the Company and David C. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on March 27, 2006, Exhibit 10.9, File No. 333-129321).

10.10	Promissory Note in favor of David C. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on May 1, 2006, Exhibit 10.10, File No. 333-129321).

10.11	Promissory Note in favor of William W. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on May 1, 2006, Exhibit 10.11, File No. 333-129321).

10.12
Form of Subscription Agreement between the Company and investors in the November 2006 private placement (incorporated by reference from our report on Form 8-K dated December 7, 2006, Exhibit 10.1, File No. 333-129321).

21	Subsidiaries of the Company (incorporated by reference from our amended registration statement on Form SB-2/A filed on January 20, 2006, Exhibit 21, File No. 333-129321).

*23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

24	Power of Attorney (included on signature page).
_______________

* Filed herewith.
________________________________

Item 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes that it will:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5. For determining liability of the undersigned registrant under the Securities Act to any purchaser, the undersigned registrant undertakes:

    i. That each prospectus filed by the undersigned pursuant to Rule 424(b)(3) shall be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

iii. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Zurich, Switzerland, on this 31st day of January 2007.

GOLD RESOURCE CORPORATION (Registrant)

By:	/s/ William W. Reid
William W. Reid President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacity and on the dates stated.

/s/ William W. Reid	President,	January 31, 2007
William W. Reid	Chief Executive Officer and
Chairman of the Board

/s/ William W. Reid, as attorney in fact	Principal Financial and	January 31, 2007
Frank L. Jennings	Accounting Officer

/s/ William W. Reid, as attorney in fact	Director	January 31, 2007
Bill M. Conrad

EXHIBIT INDEX

The following Exhibits are filed or incorporated by reference as part of this registration statement on Form SB-2.

  Item
  No.   Description

3.1
Articles of Incorporation of the Company as filed with the Colorado Secretary of State on August 24, 1998 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 3.1, File No. 333-129321).

3.1.1
Articles of Amendment to the Articles of Incorporation as filed with the Colorado Secretary of State on September 16, 2005 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 3.1.1, File No. 333-129321).

3.2	Bylaws of the Company dated August 28, 1998 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 3.2, File No. 333-129321).

4	Specimen stock certificate (incorporated by reference from our amended registration statement on Form SB-2/A filed on March 27, 2006, Exhibit 4, File No. 333-129321).

5	Opinion on Legality.

10.1
Exploitation and Exploration Agreement between the Company and Jose Perez Reynoso dated October 14, 2002 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.1, File No. 333-129321).

10.2	Non-Qualified Stock Option and Stock Grant Plan (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.2, File No. 333-129321).

10.3	Form of Stock Option Agreement (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.3, File No. 333-129321).

10.4	Lease Agreement dated September 2005 (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.4, File No. 333-129321).

10.5
Agreement dated July 28, 2003 between the Company and Canyon Resources Corporation (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.5, File No. 333-129321).

10.6
Agreement dated August 2, 2005 between the Company and Heemskirk Consolidated Limited (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.6, File No. 333-129321).

10.7
Agreement dated August 15, 2005 by and between the Company and Heemskirk Consolidated Limited (incorporated by reference from our registration statement on Form SB-2 filed on October 28, 2005, Exhibit 10.7, File No. 333-129321).

10.8
Employment Agreement between the Company and William W. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on March 27, 2006, Exhibit 10.8, File No. 333-129321).

10.9
Employment Agreement between the Company and David C. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on March 27, 2006, Exhibit 10.9, File No. 333-129321).

10.10	Promissory Note in favor of David C. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on May 1, 2006, Exhibit 10.10, File No. 333-129321).

10.11	Promissory Note in favor of William W. Reid (incorporated by reference from our amended registration statement on Form SB-2/A filed on May 1, 2006, Exhibit 10.11, File No. 333-129321).

10.12
Form of Subscription Agreement between the Company and investors in the November 2006 private placement (incorporated by reference from our report on Form 8-K dated December 7, 2006, Exhibit 10.1, File No. 333-129321).

21	Subsidiaries of the Company (incorporated by reference from our amended registration statement on Form SB-2/A filed on January 20, 2006, Exhibit 21, File No. 333-129321).

*23.1	Consent of Stark Winter Schenkein & Co., LLP.

23.2	Consent of Dufford & Brown, P.C. (included in Exhibit 5).

24	Power of Attorney (included on signature page).
___________________

* Filed herewith.
________________________________